                          Offer to Purchase for Cash
                                      by
                            AFG INVESTMENT TRUST C
                                      of
              Up to 904,956 of its Class A Beneficiary Interests
                                      at
                       $10.75 Net Per Class A Interest



          THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 12, 1997, UNLESS THE
                              OFFER IS EXTENDED


     AFG Investment Trust C, a Delaware business trust (the "Trust"), hereby offers to redeem up to 904,956 of its outstanding Class A Beneficiary Interests (the "Class A Interests"), at a price of $10.75 per Class A Interest, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Offer is made to Class A Beneficiaries of record as of August 1, 1997. The 904,956 Class A Interests sought pursuant to the Offer represent approximately 45% of the Class A Interests outstanding as of August 1, 1997.

     The Offer is not conditioned upon any minimum number of Class A Interests being tendered. If more than 904,956 Class A Interests are validly tendered and not withdrawn, the Trust will accept for purchase, on a pro rata basis, 904,956 Class A Interests, subject to the terms and conditions herein.

     Each Class A Beneficiary should consider carefully the following factors:

     - The Purchase Price of $10.75 per Class A Interest is less than what the Managing Trustee believes the liquidation value of the Class A Interests might be ($15.12 per Class A Interest) but in excess of the recent prices at which the Class A Interests have traded in the secondary market (after discounting such prices by the special distribution being made to the Class A Beneficiaries by the Trust.) (See "Section 12. Background of the Offer" for a discussion of the Managing Trustee's determination of the Purchase Price and liquidation value, and the related assumptions and other factors relating to such determination.)

     - This Offer to redeem Class A Interests is intended to be carried out by the Trust at a price which will increase distributions with respect to the Class A Interests not redeemed.

     - A lawsuit has recently been filed, asserting, among other things, that the recent offering by the Trust of its Class B Subordinated Interests was intended by the Managing Trustee and its Affiliates to ensure that they would obtain voting control of the Trust and that the offering was conducted upon one-sided terms and conditions.
          (See "Section 14. Certain Legal Matters" for a description of this lawsuit.)

     - Class A Beneficiaries who tender Class A Interests will not be entitled to any future distributions from the Trust (other than the special distribution), including, without limitation, any distributions to be made to Class A Beneficiaries upon liquidation of the Trust. (Distributions to Class A

Beneficiaries made by the Trust after August 1, 1997 (excluding the special distribution) will either be assigned to the Trust or will correspondingly reduce the Purchase Price.) Such future distributions are expected by the Managing Trustee to exceed the Purchase Price substantially.

     - In deciding whether or not to tender their Class A Interests, Class A Beneficiaries should consider the time (presently anticipated to be December 31, 2004) until the Trust's assets are liquidated and the Trust is terminated.

     - Class A Beneficiaries who tender their Class A Interests will on average have received $10.41 per Class A Interest in cash distributions (including the special distribution) which when added to the Purchase Price of $10.75 will result in total cash paid to the tendering Class A Beneficiaries of $21.16 per Class A Interest. The original cost was $25.00 per Class A Interest.

     NEITHER THE TRUST NOR THE MANAGING TRUSTEE MAKES ANY RECOMMENDATION TO ANY CLASS A BENEFICIARY WHETHER TO TENDER ALL OR ANY OF HIS CLASS A INTERESTS. EACH CLASS A BENEFICIARY MUST MAKE HIS OWN DECISION WHETHER TO TENDER CLASS A INTERESTS AND, IF SO, HOW MANY CLASS A INTERESTS TO TENDER.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE TRUST AS TO WHETHER CLASS A BENEFICIARIES SHOULD TENDER CLASS A INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION, INFORMATION OR REPRESENTATION SO GIVEN OR MADE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUST OR THE MANAGING TRUSTEE.

     In order for his tender to be valid, a Class A Beneficiary must tender either (i) all Class A Interests owned by such Class A Beneficiary or
(ii) a portion of his Class A Interests but not fewer than the minimum investment amount of 200 Class A Interests (80 Class A Interests for IRAs or other Qualified Plans).

     The Trust expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Class A Interests, (ii) to terminate the Offer and not accept for payment any Class A Interests not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 14, to delay the acceptance for payment of, or payment for, any Class A Interests not theretofore accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the number of Class A Interests being sought or both). Notice of any such extension, termination or amendment will promptly be disseminated to Class A Beneficiaries in a manner reasonably designed to inform Class A Beneficiaries of such change in compliance with Rule 13e-4(e)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

August 7, 1997

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           4

THE TENDER OFFER...........................................................................................           7
  Section 1.    Terms of the Offer.........................................................................           7
  Section 2.    Proration; Acceptance for Payment and Payment for 7 Class A Interests......................           7
  Section 3.    Procedures for Tendering Class A Interests.................................................           8
  Section 4.    Withdrawal Rights..........................................................................           9
  Section 5.    Extension of Tender Period; Termination; Amendment.........................................          10
  Section 6.    Certain Federal Income Tax Consequences....................................................          11
  Section 7.    Effects of the Offer.......................................................................          13
  Section 8.    Future Plans...............................................................................          14
  Section 9.    Certain Information Converning the Trust...................................................          14
  Section 10.   Conflicts of Interest......................................................................          27
  Section 11.   Source of Funds............................................................................          27
  Section 12.   Background of the Offer....................................................................          27
  Section 13.   Conditions of the Offer....................................................................          29
  Section 14.   Certain Legal Matters......................................................................          31
  Section 15.   Certain Fees and Expenses..................................................................          32
  Section 16.   Miscellaneous..............................................................................          32

To the Class A Beneficiaries of
AFG Investment Trust C

                                 INTRODUCTION

     AFG Investment Trust C, a Delaware business trust (the "Trust"), hereby offers to purchase up to 904,956 of its outstanding Class A Beneficiary Interests (the "Class A Interests"), at a price of $10.75 per Class A Interest, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Offer is made to Class A Beneficiaries of record as of August 1, 1997. The 904,956 Class A Interests sought pursuant to the Offer represent approximately 45% of the Class A Interests outstanding as of August 1, 1997.

     The Trust has obtained funds for the purchase of the Class A Interests pursuant to this Offer from the offering of 3,024,740 Class B Subordinated Interests in the Trust (the "Class B Offering") pursuant to the prospectus dated June 10, 1997 as supplemented (as so supplemented, the "Prospectus"). (See "Section 11. Source of Funds.")

     The Offer is not conditioned upon any minimum number of Class A Interests being tendered. If more than 904,956 Class A Interests are validly tendered and not withdrawn, the Trust will accept for purchase, on a pro rata basis, 904,956 Class A Interests, subject to the terms and conditions herein.

     Each Class A Beneficiary should consider carefully the following factors:

     - The Purchase Price of $10.75 per Class A Interest is less than what the Managing Trustee believes the liquidation value of the Class A Interests might be ($15.12 per Class A Interest) but in excess of the recent prices at which the Class A Interests have traded in the secondary market (after discounting such prices by the special distribution being made to the Class A Beneficiaries by the Trust). (See "Section 12. Background of the Offer" for a discussion of the Managing Trustee's determination of the Purchase Price and liquidation value, and the related assumptions and other factors relating to such determination.)

     - This Offer to redeem the Class A Interests is intended to be carried out by the Trust at a price which will increase distributions with respect to the Class A Interests not redeemed.

     - A lawsuit was recently filed asserting, among other things, that the recent offering by the Trust of its Class B Subordinated Interests was intended by the Managing Trustee and its Affiliates to ensure that they would obtain voting control of the Trust and that the offering was conducted upon one-sided terms and conditions. (See "Section 14. Certain Legal Matters" for a description of this lawsuit.)

     - Class A Beneficiaries who tender Class A Interests will not be entitled to any future distributions from the Trust, including, without limitation, any distributions to be made to Class A Beneficiaries upon liquidation of the Trust. (Distributions to Class A Beneficiaries made by the Trust after August 1, 1997 (excluding the special distribution) will either be assigned to the Trust or will correspondingly reduce the Purchase Price.) Such future distributions are expected by the Managing Trustee to exceed the Purchase Price substantially.

     - In deciding whether or not to tender their Class A Interests, Class A Beneficiaries should consider the time (presently anticipated to be December 31, 2004) until the Trust's assets are liquidated and the Trust is terminated.

     - Class A Beneficiaries who tender their Class A Interests will, on average, have received $10.41 per Class A Interest in cash distributions (including the special distribution) from the Trust which, when added to the Purchase Price of $10.75, will result in total cash paid to the tendering Class A Beneficiaries of $21.16 per Class A Interest. The original cost was $25.00 per Class A Interest.

     The Offer will provide Class A Beneficiaries with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Class A Beneficiaries may no longer wish to continue their investment in the Trust for a number of reasons, including:

     - The absence of a formal trading market for Class A Interests, although there are some limited resale mechanisms which were considered by the Managing Trustee in establishing the Purchase Price and may be available to Class A Beneficiaries wishing to sell their Class A Interests

     - General disenchantment with long-term investments in limited partnerships or trusts

     - The complexities and costs of preparing and filing personal federal, state and local income tax returns resulting from an investment in the Class A Interests, particularly for Class A Beneficiaries with a small investment in the Trust

     - For Class A Beneficiaries which are IRAs or other qualified pension, profit-sharing or stock bonus plans (collectively, "Qualified Plans"), the further complexity and costs of preparing income tax returns, and the potential tax liability, resulting from the generation by the Trust of "unrelated business taxable income"

     - The opportunity to transfer Class A Interests without the commissions and other costs normally associated with a transfer

     - More immediate use for the cash tied up in an investment in the Class A Interests

     There are 2,011,014 Class A Interests issued and outstanding held of record by Class A Beneficiaries as of August 1, 1997. As of the date of the Offer, the Managing Trustee owns 40 Class A Interests and Affiliates of the Managing Trustee own 7,130 Class A Interests. Neither the Managing Trustee nor such Affiliates intend to tender any of their Class A Interests.

     The Offer is not conditioned upon any minimum number of Class A Interests being tendered. If more than 904,956 Class A Interests are validly tendered and not withdrawn, the Trust will accept for purchase on a pro rata basis 904,956 Class A Interests, subject to the terms and conditions herein.

     CLASS A BENEFICIARIES DESIRING TO TENDER ALL OR A PORTION OF THEIR CLASS A INTERESTS, AS DESCRIBED ABOVE, SHOULD COMPLETE AND

SIGN THE RELATED LETTER OF TRANSMITTAL ENCLOSED HEREWITH AND FORWARD THE LETTER OF TRANSMITTAL TO THE DEPOSITARY. INSTRUCTIONS FOR COMPLETING THE LETTER OF TRANSMITTAL ARE ATTACHED THERETO AND A PREADDRESSED ENVELOPE TO THE DEPOSITARY IS ENCLOSED.

     The Trust was organized as a business trust to acquire a diversified portfolio of capital equipment subject to various full payout and operating leases. (See "Section 9. Certain Information Concerning the Trust.") The Managing Trustee of the Trust and three other Delaware business trusts (collectively, the "AFG Investment Trusts" or the "Trusts") is AFG ASIT Corporation, a Massachusetts corporation, which was organized on August 13, 1991 and is an Affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG" or the "Advisor"). EFG is the Special Beneficiary of, and advisor to, the Trust.

     Under the terms of the Trust Agreement, Class A Beneficiaries are permitted to assign their Class A Interests and the Managing Trustee has indicated that it will consent to any transfer made pursuant to the Offer.

     No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price. Accordingly, Class A Beneficiaries are urged to consider carefully all of the information contained herein before accepting the Offer. (See "Section 12. Background of the Offer.")

     The Trust made a cash distribution on July 15, 1997 to Class A Beneficiaries of record as of July 1, 1997 in the amount of $0.14 per Class A Interest and will make a special distribution to Class A Beneficiaries in the amount of $1.47 per Class A Interest (the "Special Distribution") on or about August 15, 1997. Any future distributions from the Trust with respect to tendered Class A Interests accepted for payment by the Trust will be made to the Trust or, to the extent such distributions are made to the tendering Class A Beneficiaries, will reduce the Purchase Price for such Class A Interests.

     Certain information contained in this Offer to Purchase which relates to the Trust has been taken from the Trust's 1996 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for the first quarter of 1997. (See "Section 9. Certain Information Concerning the Trust.")

     Class A Beneficiaries are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully and consult with their financial and tax advisors before deciding whether to tender their Class A Interests.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF CLASS A INTERESTS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. (See "Section 13. Conditions of the Offer.") NEITHER THE TRUST NOR THE MANAGING TRUSTEE MAKES ANY RECOMMENDATION TO ANY BENEFICIARY WHETHER TO TENDER ALL OR ANY CLASS A INTERESTS. EACH CLASS A BENEFICIARY MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY CLASS A INTERESTS TO TENDER.

                               THE TENDER OFFER


     Section 1. Terms of the Offer. Upon the terms of the Offer, the Trust will pay for Class A Interests validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 5:00 p.m., Eastern time, on September 12, 1997, unless and until the Trust shall have extended the period of time for which the Offer is open. In the event the Offer is extended, the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Trust, shall expire.

     The Offer is conditioned on satisfaction of certain conditions.  See
Section 13, which sets forth in full the conditions of the Offer. The Trust reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Trust reserves the right, by giving written notice thereof to the Depositary, to
(i) decline to purchase any of the Class A Interests tendered, terminate the Offer and return all tendered Class A Interests to tendering Class A Beneficiaries, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Class A Interests validly tendered, (iii) extend the Offer and, subject to the right of Class A Beneficiaries to withdraw Class A Interests until the Expiration Date, retain the Class A Interests that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

     If, prior to the Expiration Date, the Trust shall increase the consideration offered to Class A Beneficiaries pursuant to the Offer then, as required by Exchange Act rules, such increased consideration shall be paid for all Class A Interests accepted for payment pursuant to the Offer, whether or not such Class A Interests were tendered prior to such increase.

     This Offer to Purchase and the related Letter of Transmittal are being mailed by the Trust to Class A Beneficiaries or beneficial owners of Class A Interests (in the case of Qualified Plans) of record as of August 1, 1997.

     In the event that proration is required because the number of Class A Interests validly tendered on or prior to the Expiration Date and not withdrawn exceeds 904,956, the Trust will announce the results of prorations promptly after such results become available but in no event more than seven business days following the Expiration Date.

     Section 2. Proration; Acceptance for Payment and Payment for Class A Interests. If the number of Class A Interests validly tendered on or prior to the Expiration Date and not withdrawn is 904,956 or less, the Trust will accept for payment, subject to the terms and conditions of the Offer, all Class A Interests so tendered.

     If the number of Class A Interests validly tendered on or prior to the Expiration Date and not withdrawn exceeds 904,956, the Trust will accept for payment, subject to the terms and conditions of the Offer, Class A Interests so tendered on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Class A Interests). In the event that proration is required, because of the difficulty of immediately determining the precise number of Class A Interests to be accepted, the Trust does not expect to announce the final results of prorations until at least ten business days following the Expiration Date. The Trust will not pay for any Class A Interests tendered until after the final proration factor has been determined. Notwithstanding any such delay in payment, no interest will be paid on the Purchase Price.

     The Trust will pay for Class A Interests validly tendered and not withdrawn in accordance with Section 4 as promptly as practicable following the Expiration Date. In all cases, payment for Class A Interests purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal. (See "Section 3. Procedures for Tendering Class A Interests.") Under no circumstances will interest be paid on the Purchase Price by reason of any delay in making such payment.

     If any tendered Class A Interests are not purchased for any reason, the Letter of Transmittal with respect to such Class A Interests will be destroyed by the Depositary. If for any reason acceptance for payment of, or payment for, any Class A Interests tendered pursuant to the Offer is delayed or the Trust is unable to accept for payment, purchase or pay for Class A Interests tendered pursuant to the Offer, then, without prejudice to the Trust's rights under Section 13, the Trust may retain tendered Class A Interests and such Class A Interests may not be withdrawn except to the extent that the tendering Class A Beneficiaries are entitled to withdrawal rights as described in Section 4; provided, however, that the Trust is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Class A Beneficiaries the Purchase Price in respect of Class A Interests tendered or return such Class A Interests promptly after termination or withdrawal of the Offer.

     Section 3.  Procedures for Tendering Class A Interests.

     Valid Tender. To tender Class A Interests validly, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal must be received by the Depositary on or prior to the Expiration Date at the address or by means of facsimile transmission at the facsimile number set forth on the back cover of this Offer to Purchase. In order for his tender to be valid, a Class A Beneficiary must tender either
(i) all Class A Interests owned by such Class A Beneficiary or (ii) a portion of his Class A Interests but not fewer than the minimum investment amount of 200 Class A Interests (80 Class A Interests for IRAs or other Qualified Plans).

     Although the Trust has included a preaddressed envelope to the Depositary with this Offer for the convenience of the Class A Beneficiaries, the method of delivery of the Letter of Transmittal is at the option and sole risk of the tendering Class A Beneficiary and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail, with return receipt requested, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Signature Requirements. If the Letter of Transmittal is signed by the registered holder of the Class A Interests and payment is to be made directly to that holder, then no notarization or signature guarantee is required on the Letter of Transmittal. Similarly, if the Class A Interests are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United Stated (each, an "Eligible Institution"), no notarization or signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must either be notarized or guaranteed by an Eligible Institution.

     In order for a tendering Class A Beneficiary to participate in the Offer, Class A Interests must be validly tendered and not withdrawn on or prior to the Expiration Date, which is 5:00 p.m., Eastern time, on September 12, 1997.

     Other Requirements. By executing a Letter of Transmittal, a tendering Class A Beneficiary irrevocably (i) appoints the Managing Trustee as such Class A Beneficiary's agent, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such Class A Beneficiary's rights with respect to the Class A Interests tendered by such Class A Beneficiary and accepted for payment by the Trust and (ii) assigns to the Trust all future distributions (excluding the special distribution) from the Trust with respect to such Class A Interests to the extent such distributions are not paid to the tendering Class A Beneficiary. (To the extent such distributions are paid to the tendering Class A Beneficiary, the Purchase Price for such Class A Interests will be automatically reduced by a like amount.) Such appointment and assignment will be effective when, and only to the extent that, the Trust accepts such Class A Interests for payment. Upon such acceptance for payment, all prior proxies, assignments and consents given by such Class A Beneficiary with respect to such Class A Interests will, without further action, be revoked, and no subsequent proxies, assignments or consents may be given (and if given will not be effective). The designees of the Trustee will, as to such Class A Interests, be empowered to exercise all voting and other rights of such Class A Beneficiary as they in their sole discretion may deem proper at any meeting of Class A Beneficiaries, by written consent or otherwise.

     Determination of Validity; Rejection of Class A Interests; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Class A Interests pursuant to the procedures described above will be determined by the Managing Trustee, in its sole discretion, which determination shall be final and binding. The Managing Trustee reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Class A Interests tendered may, in the opinion of the Managing Trustee's counsel, be unlawful or in violation of the Trust Agreement. The Managing Trustee also reserves the right to waive any defect or irregularity in any tender with respect to any particular Class A Interests of any particular Class A Beneficiary, and the Managing Trustee's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Trust, the Managing Trustee, the Information Agent, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Class A Interests or will incur any liability for failure to give any such notification.

     A tender of Class A Interests pursuant to the procedures described above will constitute a binding agreement between the tendering Class A Beneficiary and the Trust on the terms set forth in the Offer.

     Section 4.  Withdrawal Rights.  Except as otherwise provided in this
Section 4, all tenders of Class A Interests pursuant to the Offer are irrevocable, provided that Class A Interests tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after September 12, 1997.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or facsimile number set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Class A Interests to be withdrawn and the number of Class A Interests to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, Class A Interests is delayed for any reason or if the Trust is unable to purchase or pay for Class A Interests for any reason, then, without prejudice to the Trust's rights under the Offer, tendered Class A Interests may be retained by the Depositary on behalf of the Trust and may not be withdrawn except to the extent that tendering Class A Beneficiaries are entitled to withdrawal rights as set forth in this Section 4; provided, however, that the Trust is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Class A Beneficiaries the Purchase Price in respect of Class A Interests tendered or return such Class A Interests promptly after termination or withdrawal of the Offer.

     Any Class A Interests properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Class A Interests may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

     Section 5. Extension of Tender Period; Termination; Amendment. The Trust expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Class A Interests, (ii) to terminate the Offer and not accept for payment any Class A Interests not already accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Class A Interests not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the number of Class A Interests being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to Class A Beneficiaries in a manner reasonably designed to inform Class A Beneficiaries of such change in compliance with Rule 13(e)-4(e)(2) under the Exchange Act. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the Trust extends the Offer, or if the Trust (whether before or after its acceptance for payment of Class A Interests) is delayed in its payment for Class A Interests or is unable to pay for Class A Interests pursuant to the Offer for any reason, then, without prejudice to the Trust's rights under the Offer, the Trust may retain tendered Class A Interests and such Class A Interests may not be withdrawn except to the extent tendering Class A Beneficiaries are entitled to withdrawal rights as described in Section 4; provided, however, that the Trust is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Class A Beneficiaries the Purchase Price in respect of Class A Interests tendered or return such Class A Interests promptly after termination or withdrawal of the Offer.

     If the Trust makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Trust will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-4(e)(2) under the Exchange Act.
 The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of ten business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of five business days may be required to allow for adequate dissemination to securityholders and for investor response. As used in this Offer to Purchase, "business day" means any day other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

     The Trust intends to consummate the transactions contemplated by the Offer if the conditions for closing, in the reasonable judgment of the Managing Trustee, are satisfied.

     Section 6. Certain Federal Income Tax Consequences. The following summary is a general discussion of certain federal income tax consequences of a sale of Class A Interests pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practices and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Class A Beneficiary in light of such Class A Beneficiary's specific circumstances or to certain types of Class A Beneficiaries subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Class A Interests pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH CLASS A BENEFICIARY SHOULD CONSULT HIS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF SELLING CLASS A INTERESTS PURSUANT TO THE OFFER.

     The purchase of a partner's interest by the partnership is generally treated as a redemption of the partner's interest which is taxable in accordance with special rules which apply only to redemptions. The purchase of Class A Interests by the Trust pursuant to the Offer to Purchase, however, differs from a typical purchase in that (a) the Purchase Price will be paid from the proceeds of the Class B Offering and (b) the admission of Class B Beneficiaries and the corresponding purchase of Class A Interests will result in a reduction of the interests of the Class A Beneficiaries in the Trust and an increase in the interests of the Class B Beneficiaries in the Trust. It is likely that the transaction will be treated as a sale of the Class A Interests to the Class B Beneficiaries for federal income tax purposes. The following discussion assumes that the transaction will be treated as a sale for federal income tax purposes and that each Class A Beneficiary who tenders his Class A Interests disposes of all his Class A Interests.

     A taxable Class A Beneficiary will recognize gain or loss on a sale of Class A Interests pursuant to the Offer equal to the difference between (i) the Class A Beneficiary's "amount realized" on the sale and (ii) the Class A Beneficiary's adjusted tax basis in the Class A Interests sold. The amount of a Class A Beneficiary's adjusted tax basis in such Class A Interests will vary depending upon such Class A Beneficiary's particular circumstances. The "amount realized" with respect to a Class A Interest will be a sum equal to the amount of cash received by the Class A Beneficiary for the Class A Interest pursuant to the Offer plus the amount of Trust liabilities allocable to the Class A Interest (as determined under Code Section 752) of which the Class A Beneficiary is relieved.

     As a general rule, the gain or loss recognized by a Class A Beneficiary on a sale of a Class A Interest pursuant to the Offer should be treated as a capital gain or loss if the Class A Interest was held by the Class A Beneficiary as a capital asset. However, if any portion of the amount realized by a Class A Beneficiary is attributable to "unrealized receivables" or "substantially appreciated inventory" as defined in Code
Section 751, then a portion of the Class A Beneficiary's gain or loss will be ordinary rather than capital. The term "unrealized receivables" includes all Trust assets subject to recapture of cost recovery deductions determined as if a selling Class A Beneficiary's proportionate share of all of the Trust's
assets had been sold at that time.   Because the ordinary gain or loss from a
Class A Beneficiary's share of unrealized receivables and substantially appreciated inventory is computed separately from his gain or loss attributable to other Trust assets, a Class A Beneficiary could have ordinary income and capital loss (which can be used only to a limited extent to offset the ordinary income) on the sale of his Class A Interests. Each Class A Beneficiary who has tendered his Class A Interests has agreed that the Purchase Price be allocated first, to cash, second, to the Trust assets and third, to goodwill and going concern value. Based on the results of Trust operations through March 31, 1997, it is estimated (based on computations utilizing averages for the Class A Beneficiaries as a whole) that a Class A Beneficiary who tenders Class A Interests will not recognize any ordinary income or ordinary loss, but will recognize a capital loss of approximately $5.25 per Class A Interest for federal income tax purposes.

     Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally may be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations are allowed to carry back excess capital losses to the three preceding taxable years. If a Class A Beneficiary recognizes both ordinary income and capital loss as a result of the sale of his Class A Interests, the limitations on the deductibility of capital losses will restrict his ability to offset such ordinary income with such capital loss. Long-term capital gains (gains from capital assets held for more than one year) of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for ordinary income of such persons is 39.6%. The United States Senate and House of Representatives have passed the Taxpayer Relief Act of 1997 (the "1997 Act") which was signed into law by President Clinton on August 5, 1997.
Class A Beneficiaries are urged to consult with their tax advisors regarding the effect of the 1997 Act on the sale of their Class A Interests.

     Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income.
 The Trust constitutes a passive activity with respect to all Class A Beneficiaries. Consequently, a loss recognized by a Class A Beneficiary upon a sale of a Class A Interest pursuant to the Offer can be utilized to offset (subject to other applicable limitations, e.g. the limitation on the deduction of capital losses to not more than $3,000 of ordinary income, discussed above) such Class A Beneficiary's allocable share of passive income from the Trust or other passive activities for that year. Gain recognized by a Class A Beneficiary upon such sale can be offset by such Class A Beneficiary's passive activity losses (if any) from the Trust or other passive activities (subject to other applicable limitations, e.g. the limitations on the deduction of capital losses, discussed above). If a Class A Beneficiary disposes of all of his Class A Interests pursuant to the Offer, such Class A Beneficiary generally will be able to deduct his passive activity losses (if any) from the Trust that could not previously be deducted due to the passive loss restrictions. However, such suspended losses must be used first by such Class A Beneficiary against his gain (if any) from the sale of his Class A Interests and his share of income or gain of the Trust. Any excess suspended losses may be used to offset non-passive income, ordinary or capital, subject to other applicable limitations, e.g. the limitations on capital losses, discussed above.

     The estimated capital loss of approximately $5.25 per Class A Interest is based on the results of Trust operations through March 31, 1997. Final computations of income and/or loss will be prepared by the Trust when it prepares its federal income tax return for the year 1997. The Trust will provide the Class A Beneficiaries with the information necessary to determine a purchase price allocation. The estimated income and loss is calculated as if the sale of Class A Interests occurred on March 31, 1997 and it does not take into account Trust operations and cash distributions declared after March 31, both of which will affect the actual amount and character (as capital gain or ordinary income) of the income and/or loss realized as a result of a sale of Class A Interests. Consequently, the actual amount of income and/or loss realized by a Class A Beneficiary as a result of a sale of Class A Interests may differ substantially from the estimated $5.25 of capital loss. This estimate is based on computations utilizing averages for the Class A Beneficiaries as a whole. The estimate does not consider any tax attributes, such as passive losses or losses suspended due to basis or at risk limitations, and it does not include alternative minimum tax or unrelated business income tax implications. This estimate also does not address any state tax consequences.

     Gain realized by a foreign person on a sale of Class A Interests pursuant to the Offer will be subject to federal income tax at the graduated rates applicable to United States citizens or corporations under the regular tax or alternative minimum tax. The treatment of gain as ordinary income or capital gain and the application of Section 751 of the Code is the same for foreign Class A Beneficiaries as for United States Class A Beneficiaries.

     The income earned by a Qualified Plan or tax-exempt organization is generally exempt from taxation. If, however, the Qualified Plan or tax-exempt organization earns "unrelated business taxable income" ("UBTI"), this income is subject to tax at trust or corporate income tax rates to the extent it exceeds $1,000 during any fiscal year. The Internal Revenue Service (the "Service") may assert that gain realized by a Class A Beneficiary that is a Qualified Plan or tax-exempt organization on a sale of Class A Interests constitutes UBTI to the extent of such Class A Beneficiary's allocable share of "unrealized receivables" (including depreciation recapture) for purposes of Section 751 of the Code, discussed above. In addition, all or a portion of any gain recognized on the sale of Class A Interests will constitute UBTI if the Class A Interests constitute debt-financed property, defined as property which is subject to indebtedness incurred directly or indirectly in connection with the acquisition or improvement of the property ("acquisition indebtedness"). Class A Interests will constitute debt-financed property as a result of any indebtedness incurred in connection with their acquisition. In addition, the Service may assert that Class A Interests constitute debt-financed property as a result of a Class A Beneficiary's allocable share of acquisition indebtedness of the Trust. Any gain recognized by Qualified Plans or tax-exempt organizations as a result of a sale of Class A Interests can be offset by such Class A Beneficiary's passive activity losses (if any) from the Trust (subject to other applicable limitations, e.g. the limitations on the deduction of
capital losses, discussed above).   Qualified Plans and tax-exempt
organizations are urged to consult with their tax advisors with respect to the tax consequences of selling Class A Interests pursuant to the Offer.

     Section 7.  Effects of the Offer.

     Limitations on Resales. Under the Trust Agreement, no Class A Interest may be assigned or otherwise transferred to any person if, in the opinion of Trust counsel, such transfer will result in the termination under the Code of the Trust's taxable year (which termination may occur when more than 50% of the Class A Interests are transferred in a twelve-month period) or its status as a Trust unless the express written consent of the Managing Trustee is obtained. Accordingly, sales of Class A Interests on the secondary market during the twelve-month period following completion of the Offer may be limited. The Trust will not process any request for a transfer of Class A Interests during such twelve-month period which the Managing Trustee believes may cause a tax termination

     Class A Interests Registered. The Class A Interests are registered under the Exchange Act, which requires, among other things, that the Trust furnish certain information to its Class A Beneficiaries and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Class A Beneficiaries. The Trust does not expect or intend that consummation of the Offer will result in the Class A Interests becoming eligible for termination of registration under Section 12(g) of the Exchange Act. If the Class A Interests were to be held of record by fewer than 300 persons, the Trust could terminate the registration of the Class A Interests under the Exchange Act. Because the Class A Interests are widely held and the Trust will only acquire up to 45% of the Class A Interests outstanding, however, the Trust expects that the Class A Interests will continue to be held of record by substantially more than 300 persons.

     Effect on Trading Market and Price Range of Class A Interests. There is no established public trading market for the Class A Interests. The Class A Interests are not listed on any securities exchange and are not quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Therefore, a reduction in the number of Class A Beneficiaries should not materially further restrict the Class A Beneficiaries' ability to find purchasers for their Class A Interests.

     Secondary sales activity for the Class A Interests have been limited and sporadic. For a description of such activity, see "Section 12. Background of the Offer."

     Section 8. Future Plans. The Trust will pay for the Class A Interests that it is seeking to acquire pursuant to the Offer with a portion of the net proceeds of its recent Class B Offering. The Trust will seek to acquire additional Class A Interests following the completion of the Offer with the remaining net proceeds of the Class B Offering. Any such acquisition may be made through private purchases, through one or more future tender offers or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Class A Interests purchased pursuant to the Offer. Neither the Trust nor the Managing Trustee has any present plans or intentions with respect to a liquidation, sale of assets or refinancing of the Trust's equipment and other assets except in the ordinary course of business and in order to effectuate the investment objectives of the Trust. (See "Section 9. Certain Information Concerning the Trust.") However, the Managing Trustee will continue to review any opportunities such as sale, re-lease or refinancing of the Trust's equipment and will seek to maximize returns to the Class A Beneficiaries in accordance with the investment objectives of the Trust.

     Section 9.  Certain Information Concerning the Trust.

     General Information. The Trust was created as a Delaware business trust in accordance with the Delaware Business Trust Act on August 31, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, $1,000 from the Special Beneficiary and $100 from the Initial Beneficiary. The Trust issued 571,830 Class A Interests to 692 investors for an aggregate purchase price of $14,295,750 on December
15, 1992, its first interim closing. Eight subsequent interim closings in 1992 and 1993 resulted in the issuance by the Trust of an additional
1,439,184 Class A Interests to 1,785 investors for an aggregate purchase price of $35,979,600. Certain investors may have purchased Class A Interests in more than one closing. The Trust's final closing for the Class A Interests occurred on September 2, 1993. In total, the Trust has issued 2,011,014 Class A Interests representing a total purchase price of $50,275,350 to 2,477 investors. The Trust has one Managing Trustee, AFG ASIT Corporation, an Affiliate of EFG, and one Special Beneficiary, EFG. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions.

    The Trust issued 3,024,740 Class B Subordinated Interests on July 18, 1997 for $5 per interest for a total of $15,123,700, of which the designee of the Special Beneficiary acquired 3,019,220 and the Class A Beneficiaries acquired 5,520of the Class B Subordinated Interests. (See "Section 11 - Source of Funds.")

    Financial Information. Set forth below is certain selected financial information relating to the Trust which has been excerpted or derived from the financial statements contained in the Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 Form 10-K") and its Quarterly Report on Form 10-Q for the three months ended March 31, 1997 (the "March 1997 Form 10-Q") filed by the Trust with the Commission. The financial information is qualified in its entirety by reference to such reports, including the financial statements and related notes contained therein. Such reports and other documents may be examined at and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and
73 Tremont Street, Boston, Massachusetts 02108.

                               SELECTED FINANCIAL DATA

    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For the years ended December 31, 1996, 1995, 1994 and 1993 and for the period December 15, 1992 (commencement of operations) to December 31, 1992:


Summary of Operations              1996         1995         1994         1993        1992
---------------------           -----------  -----------  -----------  ----------  ----------
Lease revenue.................  $27,695,097  $21,605,260  $19,732,736  $8,986,191  $   40,491
Net income (loss).............  $   85,636   $ 2,916,460  $ 3,566,958  $  929,017  $ (272,423)
Per Beneficiary Interest:
  Net income (loss)...........  $     0.04   $     1.32   $     1.61   $     0.57  $    (0.43)
  Cash distribution...........  $     1.39   $     2.10   $     2.52   $     2.62  $     0.21

Financial Position
------------------
Total assets..................  $55,127,347  $68,469,022  $76,477,918  $85,794,129  $30,190,464
Total long-term obligation....  $19,084,751  $29,517,713  $35,459,424  $36,455,647  $ 9,278,623
Participants' capital.........  $35,053,486  $38,039,216  $39,776,342  $41,793,687  $14,253,184

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

    As an equipment leasing trust, AFG Investment Trust C (the "Trust") was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Trust was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Trust's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Trust, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by EFG to obtain the most advantageous economic benefit. Over time, a greater portion of the Trust's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will begin to fluctuate. Ultimately, all equipment will be sold and the Trust will be dissolved. The Trust's operations commenced in 1992.

                      Three months ended March 31, 1997 compared
                       to the three months ended March 31, 1996

Results of Operations

    For the three months ended March 31, 1997, the Trust recognized lease revenue of $3,994,410 compared to $5,465,302 for the same period in 1996. The decrease in lease revenue from 1996 to 1997 is attributable to the Trust's sale of its interest in a Boeing 747-SP aircraft leased to United Airlines, Inc. (the "United Aircraft") in February 1996, as discussed below, the sale of the Trust's interest in a vessel in December 1996 and primary lease term expirations. In the near-term, lease revenue is expected to increase, due to reinvestment of available proceeds in other equipment, including cash proceeds realized from the Trust's sale of its interest in the United Aircraft and the net proceeds resulting from the Trust's sale of its interest in a vessel to the lessee. Over time, the level of lease revenue will decline due to the expiration of the Trust's primary lease term agreements.

    The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

    Interest income for the three months ended March 31, 1997 was $197,831, compared to $8,693 for the same period in 1996. Interest income was generated from temporary investment of available cash in short-term money market instruments. Interest income was higher in the three months ended March 31, 1997 than in the same period in 1996 due to interest earned on sale proceeds associated with the aircraft and vessel, discussed above. The amount of future interest income is expected to fluctuate in relation to prevailing interest rates and the collection of lease revenue and equipment sales proceeds.

    During the three months ended March 31, 1997, the Trust sold equipment having a net book value of $127,529 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $34,537.

    On February 5, 1996, the Trust concluded the sale of its interest in a Boeing 747-SP to the lessee, United Air Lines, Inc. ("United"). The Trust recognized a net loss of $1,313,122 in connection with this transaction, of which $880,717 was recognized as Write-Down of Equipment in 1995. The remainder of $432,405 was recognized as a loss on sale of equipment on the accompanying Statement of Operations for the three months ended March 31, 1996. In addition to lease rents, the Trust received net sale proceeds of $4,048,779 from United for the aircraft. The Managing Trustee is actively pursuing the reinvestment of all such proceeds in other equipment and anticipates a significant amount of equipment will be purchased during the third quarter of 1997. A portion of such reinvestment was completed in March 1996 through the acquisition of an 8.86% ownership interest in an aircraft (the "Reno Aircraft") at an aggregate cost to the Trust of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained long-term financing of $997,888 from a third-party lender and utilized cash proceeds of $241,853 from the sale of the United Aircraft. During the three months ended March 31, 1996, the Trust sold other equipment having a net book value of $27,135 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $9,715.

    It cannot be determined whether future sales of equipment will result in a net gain or net loss to the Trust, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Trust and to maximize total cash returns for each asset.

    The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Trust classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Trust achieved from leasing the equipment.

    Depreciation and amortization expense was $3,265,846 and $3,999,259 for the three months ended March 31, 1997 and 1996, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

    Interest expense was $310,922 or 7.8% of lease revenue for the three months ended March 31, 1997 compared to $465,462 or 8.5% of lease revenue for the same period in 1996. Interest expense in the near-term is expected to increase due to anticipated leveraging to be obtained to finance the acquisition of reinvestment equipment discussed above. Thereafter, interest expense will decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding indebtedness.

    Management fees were 4.2% and 4% of lease revenue for the three months ended March 31, 1997 and 1996, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

    Operating expenses consist principally of administrative charges, professional service costs, such as audit, insurance and legal fees, as well as printing, distribution and remarketing expenses. Collectively, operating expenses represented approximately 3.2% and 1% of lease revenue for the three months ended March 31, 1997 and 1996, respectively. The increase in operating expenses from 1996 to 1997 was due primarily to professional service costs incurred in connection with the Solicitation and Registration Statements described in Note 8 to the accompanying financial statements. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows

    The Trust by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. For the three months ended March 31, 1997, operating activities generated net cash inflows of $3,551,398, after reductions for equipment sale proceeds of $2,265,436 received in connection with the sale of the vessel and debt proceeds of $3,846,898 which relate to the leveraging of certain rail equipment in the Trust's portfolio. These sale and debt proceeds were due from EFG at December 31, 1996. For the three months ended March 31, 1996, the Trust generated net cash inflows from operating activities of $4,935,287. In the future, operating activities are expected to increase due to the acquisition of reinvestment equipment, as described below. Subsequently, renewal, re-lease and equipment sale activities will cause the Trust's primary-term lease revenue and corresponding sources of operating cash to decline. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Trust experiences a higher frequency of remarketing events.

    The Trust's equipment is leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's lessees will be maintained. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

    Ultimately, the Trust will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

    Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $1,054,800 and $1,239,741 during the three months ended March 31, 1997 and 1996, respectively, to acquire equipment pursuant to the reinvestment provisions of the Trust's prospectus. During the three months ended March 31, 1997, the Trust realized net sale proceeds of $162,066 compared to $4,066,199 (including the proceeds from the United sale) for the same period in 1996. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

    The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $997,888 in 1996 resulted from leveraging a portion of the Trust's equipment portfolio with third-party lenders (see Results of Operations). Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In the near-term, the amount of cash used to repay debt obligations is expected to increase as a result of anticipated leveraging to be obtained in connection with the acquisition of reinvestment equipment, see below. Thereafter, the amount will decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the Trust has balloon payment obligations of $282,421 and $2,867,081 at the expiration of the primary lease terms related to the Reno Aircraft and certain rail equipment, respectively.

    Cash distributions to the Managing Trustee, the Special Beneficiary, and the Beneficiaries are declared and generally paid within fifteen days following the end of each month. The payment of such distributions is presented as a component of financing activities. For the three months ended March 31, 1997, the Trust declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $907,448. In accordance with the Trust Agreement, the Beneficiaries were allocated 90.75% of these distributions, or $823,509, the Special Beneficiary was allocated 8.25% or $74,865, and the Managing Trustee was allocated 1%, or $9,074.

    For financial reporting purposes, the Managing Trustee and the Special Beneficiary each has accumulated a capital deficit at March 31, 1997. This is the result of aggregate cash distributions to these Participants being in excess of their aggregate capital contributions ($1,000 each) and their respective allocations of financial statement net income or loss. Ultimately, the existence of a capital deficit for the Managing Trustee or the Special Beneficiary for financial reporting purposes is not indicative of any further capital obligations to the Trust by either the Managing Trustee or the Special

Beneficiary. However, for income tax purposes, the Trust Agreement requires that income be allocated first to those Participants having negative tax capital account balances so as to eliminate any such balances. In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. No such requirement exists with respect to the Special Beneficiary. At December 31, 1996, the Managing Trustee had a positive tax capital account balance.

    At March 31, 1997, the Trust had aggregate future minimum lease payments of $20,401,275 from contractual lease agreements (see Note 3 to the financial statements), of which $16,971,977 will be used to amortize the principal balance of notes payable (see Note 6 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, as well as from lease revenues generated by equipment acquisitions resulting from the Trust's anticipated reinvestment activities. Presently, the Trust expects to acquire approximately $59,000,000 of reinvestment equipment using cash of approximately $14,000,000 and additional indebtedness, which will be amortized from the associated rental streams. However, the extent of the Trust's total future reinvestment activities may exceed this projection as a result of future equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets become available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust's anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

    Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Trust's equipment portfolio.

    It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances and, during its reinvestment period, to purchase replacement equipment as original equipment is remarketed. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Beneficiary Interest (the rate established and paid from the Trust's inception through September 1995) to an annualized rate of $1.26 per Beneficiary Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Beneficiary Interest and expects that the Trust will be able to sustain this distribution rate throughout 1997. However, the nature of the Trust's principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures. As this occurs, the Trust's cash flows will become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness and the Trust's future working capital and equipment requirements, in establishing future cash distribution rates. Ultimately, the Participants should expect that cash distribution rates will fluctuate over the long term as a result of future remarketing activities.

                             Year ended December 31, 1996
                     compared to the year ended December 31, 1995
                         and the year ended December 31, 1995
                     compared to the year ended December 31, 1994

Results of Operations

    For the year ended December 31, 1996, the Trust recognized lease revenue of $27,695,097 compared to $21,605,260 and $19,732,736 for the years ended December 31, 1995 and 1994, respectively. The increase in lease revenue from 1995 to 1996 is due primarily to the recognition of early termination proceeds received in connection with the Trust's sale of its interest in a vessel, discussed below. The increase in lease revenue from 1994 to 1995 was due to the acquisition of additional equipment in 1994 and 1995, including the effects of reinvestment. The Trust's original equipment acquisition and leveraging processes were completed in 1995. In the near-term, lease revenue is expected to increase, due to reinvestment of available proceeds in other equipment, including cash proceeds realized from the Trust's sale of its interest in a Boeing 747-SP aircraft leased to United Air Lines, Inc. (the "United Aircraft") in
February 1996 and the net proceeds resulting from the Trust's sale of its interest in a vessel to the lessee (see below). Over time, the level of lease revenue will decline due to the expiration of the Trust's primary lease term agreements. The Trust also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

    The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

    On February 5, 1996, the Trust concluded the sale of its interest in a Boeing 747-SP to the lessee, United Air Lines, Inc., ("United"). The Trust recognized a net loss of $1,313,122 in connection with this transaction, of which $880,717 was recognized as Write-Down of Equipment in 1995. The remainder of $432,405 was recognized as a loss on sale of equipment on the accompanying financial statements for the year ended December 31, 1996. In addition to lease rents, the Trust received net sale proceeds of $4,048,779 from United for the aircraft. The Trust plans to have completed the reinvestment of all such proceeds in other equipment by December 31, 1997, a portion of which was completed in March 1996 through the acquisition of an 8.86% ownership interest in an aircraft (the "Reno Aircraft") at an aggregate cost of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained long-term financing of $997,888 from a third-party lender and utilized cash proceeds of $241,853 from the sale of the United Aircraft. In addition, cash proceeds of $257,219 were utilized in 1996, to acquire certain construction and mining equipment. During the year ended December 31, 1996, the Trust sold other equipment having a net book value of $9,566,298 to existing lessees and third parties. These sales resulted in net a loss, for financial statement purposes, of $6,939,466. The equipment sales in 1996 included the Trust's interest in a vessel with an original cost and net book value of $13,014,544 and $9,075,095, respectively, which the Trust sold to an existing lessee in December 1996. In connection with this sale, the Trust realized aggregate cash proceeds of $9,570,166, consisting of early termination proceeds of $7,304,730 and sale proceeds of $2,265,436. For financial statement purposes, the Trust recognized a net loss of $6,809,659, excluding early termination proceeds recognized as lease revenue on the accompanying Statement of Operations. This equipment was sold prior to the expiration of the related lease term. The Trust intends to reinvest these proceeds, net of associated debt, in other equipment in 1997.

    During 1995, the Trust sold equipment having a net book value of $4,687,353 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $185,044. The equipment sales included the Trust's interest in a vessel with an original cost and net book value of $6,199,161 and $4,612,874, respectively, which the Trust sold to the existing lessee in June 1995. In connection with this sale, the Trust realized sale proceeds of $4,091,193 and the purchaser assumed related debt and interest of $308,476 and $1,988, respectively, which resulted in a net loss, for financial statement purposes, of $211,217. This equipment was sold prior to the expiration of its related lease term. The sale proceeds were fully reinvested in other equipment in 1995. The Trust received $228,700 in 1996 from the lessee related to a residual sharing agreement between the lessee and the Trust. In connection with this agreement, the Trust was entitled to a portion of the sale proceeds realized by the lessee upon its ultimate disposition of the vessel to a third party. This amount is reflected as Other Income on the accompanying Statement of Operations.

    During 1994, the Trust sold equipment having a net book value of $2,609,383 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $427,107. The equipment sales included certain railroad equipment with an original cost and net book value of $2,924,697 and $2,472,909, respectively, which the Trust sold to a third party in March 1994. In connection with this sale, the Trust realized sales proceeds of $812,853 and the purchaser assumed related debt of $2,078,997, which resulted in a net gain, for financial statement purposes, of $418,941. This equipment was sold prior to the expiration of the related lease term. The sales proceeds were subsequently reinvested in other equipment.

    It cannot be determined whether future sales of equipment will result in a net gain or net loss to the Trust, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Trust and to maximize total cash returns for each asset.

    The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Trust classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Trust achieved from leasing the equipment.

    Depreciation and amortization expense was $15,219,989, $14,488,719 and $13,231,942 for the years ended December 31, 1996, 1995 and 1994, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. (See Note 2 to the financial statements herein). The increase in depreciation expense from 1994 to 1996 reflects the acquisition of equipment during 1994, 1995 and 1996.

    The Trust recorded a write-down of the carrying value of its interest in a Boeing 747 aircraft, representing an impairment, during the year ended December 31, 1996. The resulting charge, $2,400,000 ($1.08 per Beneficiary Interest) in 1996 was based on a comparison of the estimated net realizable value and corresponding net carrying value for the Trust's interest in the aircraft. Net realizable value was estimated based on (i) third-party appraisals of the Trust's aircraft and (ii) EFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for used commercial jet aircraft have deteriorated, particularly with respect to certain older aircraft, such as the Trust's Boeing 747, which may not meet noise regulation standards set to commence in 2000. In addition, consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Such issues complicate the determination of net realizable value for specific aircraft, and particularly used aircraft, because cost-benefit and market considerations may differ significantly between the major airlines. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors also influence market demand and market values for passenger jet aircraft.

    Interest expense was $1,775,651 or 6.4% of lease revenue for year ended December 31, 1996 compared to $2,263,191 or 10.5% and $2,577,357 or 13.1% of lease revenue in 1995 and 1994, respectively. Interest expense in the near-term is expected to increase due to anticipated leveraging to be obtained to finance the acquisition of reinvestment equipment discussed above. Thereafter, interest expense will decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding indebtedness.

    Management fees were 3.5%, 3.9% and 3.7% of lease revenue for the years ended December 31, 1996, 1995 and 1994, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

    Operating expenses consist principally of administrative charges, professional service costs, such as audit, insurance and legal fees, as well as printing, distribution and remarketing expenses. Collectively, operating expenses represented 1.5%, less than 1% and 1% of lease revenue for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in operating expenses from 1995 to 1996 was due primarily to expenses incurred in connection with the sale of the Trust's interest in the vessel and aircraft described above. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows

    The Trust by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $19,511,249, $17,246,439 and $16,639,605 for the years ended
December 31, 1996, 1995 and 1994, respectively. In the near-term, net cash inflows generated from operating activities are expected to increase due to additional reinvestment of the cash proceeds from the United and vessel transactions previously discussed. Thereafter, renewal, re-lease and equipment sale activities will cause the Trust's primary-term lease revenue and corresponding sources of operating cash to decline. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Trust experiences a higher frequency of remarketing events.

    The Trust's equipment is leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's lessees will be maintained. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

    Ultimately, the Trust will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

    Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying

Statement of Cash Flows. The Trust expended $2,396,960, $10,830,136 and $7,754,378 to acquire equipment during the years ended December 31, 1996, 1995 and 1994, respectively, including new equipment acquired pursuant to the reinvestment provisions of the Trust Agreement of approximately $2,400,000, $4,200,000 and $800,000 during the years ended December 31, 1996, 1995 and 1994, respectively. The reinvestment equipment was financed through a combination of leveraging and the sale proceeds available from the aircraft, vessel and rail transactions, discussed above. During 1996, the Trust realized equipment sale proceeds of $6,675,611, including $4,048,779 of proceeds from the United aircraft and $2,265,436 of proceeds from the vessel transaction. In 1995, the Trust received sale proceeds of $4,191,845, including $4,091,193 of proceeds from the vessel transaction and; in 1994, the Trust received sale proceeds of $957,493, including $812,853 of proceeds from the rail transaction. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

    The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $13,324,892, $8,420,201 and $12,352,182 in 1996, 1995 and 1994, respectively, resulted from leveraging a portion of the Trust's equipment portfolio with third-party lenders. In September 1996, the Trust received $7,583,333 from the refinancing of its interest in a vessel. The Trust repaid the existing debt associated with the vessel of $2,677,627 plus accrued interest thereon. (Subsequently, the indebtedness resulting from this refinancing was retired as a result of the asset being sold to the lessee.) EFG also provided interim financing of $25,080 to the Trust during 1994, until third-party financing was finalized. No interim financing was provided during 1996 and 1995. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. The amount of cash used to repay debt in 1996 increased as a result of leveraging obtained in 1996 and 1995 and the refinancing described above. In the near-term, the amount of cash used to repay debt obligations will continue to increase as a result of anticipated leveraging to be obtained in connection with the acquisition of reinvestment equipment, discussed above. Thereafter, the amount will decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the Trust has balloon payment obligations of $282,421 and $2,867,081 at the expiration of the primary lease terms related to the Reno Aircraft and certain rail equipment, respectively.

    Cash distributions to the Managing Trustee, the Special Beneficiary, and the Beneficiaries are declared and generally paid within fifteen days following the end of each month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1996, the Trust declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $3,071,366. In accordance with the Trust Agreement, the Beneficiaries were allocated 90.75% of these distributions, or $2,787,265, the Special Beneficiary was allocated 8.25%, or $253,387, and the Managing Trustee was allocated 1%, or $30,714.

    For financial reporting purposes, the Managing Trustee and the Special Beneficiary each has accumulated a capital deficit at December 31, 1996. This is the result of aggregate cash distributions to these Participants being in excess of their aggregate capital contributions ($1,000 each) and their respective allocations of financial statement net income or loss. (See Note 2 to the financial statements-Allocation of Profits and Losses.) Ultimately, the existence of a capital deficit for the Managing Trustee or the Special Beneficiary for financial reporting purposes is not indicative of any further capital obligations to the Trust by either the Managing Trustee or the Special Beneficiary. However, for income tax purposes, the Trust Agreement requires that income be allocated first to those Participants having negative tax capital account balances so as to eliminate any such balances. In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. No such requirement exists with respect to the Special Beneficiary. At December 31, 1996, the Managing Trustee has a positive tax capital account balance. (See Note 6 to the financial statements.)

    At December 31, 1996, the Trust had aggregate future minimum lease payments of $23,789,705 from contractual lease agreements (see Note 2 to the financial statements), of which $19,084,751 will be used to amortize the principal balance of notes payable (see Note 5 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, as well as from lease revenues generated by equipment acquisitions from the Trust's anticipated reinvestment activities. Presently, the Trust expects to acquire approximately $60,000,000 of reinvestment equipment using working capital of approximately $15,000,000 and additional indebtedness, which will be amortized from the associated rental streams. However, the extent of the Trust's total future reinvestment activities may exceed this projection as a result of future equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets become available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust's anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

    Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Trust's equipment portfolio.

    It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances and, during its reinvestment period, to purchase replacement equipment as original equipment is remarketed. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Beneficiary Interest (the rate established and paid from the Trust's inception through September 1995) to an annualized rate of $1.26 per Beneficiary Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Beneficiary Interest and expects that the Trust will be able to sustain this distribution rate throughout 1997. However, the nature of the Trust's principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures. As this occurs, the Trust's cash flows will become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness and the Trust's future working capital and equipment requirements, in establishing future cash distribution rates. Ultimately, the Participants should expect that cash distribution rates will fluctuate over the long term as a result of future remarketing activities.

    Section 10. Conflicts of Interest. The Managing Trustee and its Affiliates own in the aggregate 7,170 Class A Interests and acquired 3,019,220 of the 3,024,740 Class B Subordinated Interests issued pursuant to the Class B Offering. Accordingly, it is in the best interest of the Managing Trustee and such Affiliates that a significant number of Class A Interests be tendered pursuant to the Offer at a price which will enable the Trust to make distributions in the future with respect to their Class A Interests and Class B Interests in greater amounts than would otherwise be the case if such Class A Interests were not tendered pursuant to the Offer.

    Section 11. Source of Funds. The Trust issued 3,024,740 Class B Subordinated Interests (the "Class B Interests") at the closing of the Class B Offering on July 18, 1997 for which it received total proceeds of $6,938,00015,123,700. Of these proceeds approximately $319,374 is expected to be used to pay the expenses of the Class B Offering, $2,960,865 will be used to make a special distribution to the Class A Beneficiaries (the "Special Distribution") and the approximate balance of $11,843,461 is now available to the Trust to redeem Class A Interests pursuant to the Offer and in future transactions.

    Section 12.  Background of the Offer.   In the fall of 1996, the Managing
Trustee began to give serious consideration to a tender offer to acquire Class A Interests from Class A Beneficiaries who chose to participate in such an offer. The Managing Trustee was aware of the then market for tender offers and the desire for liquidity on the part of some investors, which made many such offers successful for the buyers. The Managing Trustee then began to give serious consideration to having the Trust itself make the offer, and to the possibility of structuring a new securities offering by the Trust that would provide the Trust with the funds necessary to implement a self-tender. The self-tender would permit the non-tendering Class A Beneficiaries to benefit from any economic benefits realized from the redemption of Class A Interests. The Trust's decision to proceed with this course of action was based on a number of factors and in part on discussions with representatives of certain securities firms that participated in the offering of the Class A Interests. After considering the prices available to sellers of Class A Interests in the Trust and other similar issuers, the Managing Trustee concluded that a self-tender would afford the non-tendering Class A Beneficiaries an opportunity to realize increased distributions in the future, a benefit to the existing investors that would not be present in the case of a third-party tender. Further, the Managing Trustee determined to structure the transaction as an equity transaction so as to avoid the incurring of additional debt by the Trust that could lead to reduced cash distributions. Any use by the Trust in a self- tender of cash generated from asset sales or Trust operations could similarly have reduced future distributions.

    The following table sets forth the reported secondary market sale prices for Class A Interests over the past two years:

QUARTER ENDED     HIGH        LOW      VOLUME
--------------  ---------  ---------  ---------
     6/30/95           NA         NA         NA
     9/30/95    $   16.00  $   14.50      3,200
    12/31/95    $   16.00  $   10.00      4,668
     3/31/96    $    8.10  $    7.30        600
     6/30/96    $    8.20  $    7.50     12,400
     9/30/96    $   10.00  $    7.91      1,376
    12/31/96    $    9.16  $    8.58      2,270
     3/31/97    $    9.98  $    9.35      2,314
     6/30/97    $   10.63  $   10.50      1,440

NA--NO ACTIVITY

    At the time of the original offering of Class A Interests, the Managing Trustee expected that liquidation of the Trust would occur within approximately seven years of its formation. However, based upon the current portfolio of equipment owned by the Trust, the Managing Trustee now believes that the liquidation date of seven years will not be attained and the liquidation date will now be approximately 12 years from organization (i.e., by 2004).

    The Managing Trustee estimates that the current liquidation value of a Class A Interest is approximately $15.12, after giving effect to the Special Distribution. The net book value per Class A Interest at March 31, 1997 was $17.65 (which does not take into account the 9.25% combined participation of the Managing Trustee and Special Beneficiary in Trust distributions on the Special Distribution). Average cumulative distributions since inception of the Trust including the Special Distribution are $10.41 per Class A Interest.

    The estimated fair market value of the Trust's Assets is based upon the Managing Trustee's assessment of the net present value of the distributions that a Class A Interest might realize (the "NPV"), assuming a discount rate of 10% per annum and reducing such distributions by the Special Distribution. (Assuming discount rates of 8% and 15%, the NPV would be $16.43 and $12.23, respectively.) The Managing Trustee believes that the NPV is in excess of the amount of cash consideration which an independent third party buyer would be willing to pay for the Trust's assets, after taking into account lease encumbrances and related indebtedness. In determining the NPV, the Managing Trustee did not take into account reinvestment of sale proceeds, which could increase or decrease the NPV. It is important to note that in many cases assets are re-leased by lessees instead of being purchased at the end of the lease terms and it is difficult to predict accurately the amount and time of receipt of any residual proceeds. Further, the NPV will be affected by the number of Class A Interests redeemed by the Trust from time to time and the price paid by the Trust therefor.

    Current net book value of the Trust's assets results in part from the Trust's depreciation policy which is intended to allocate the cost of assets over the period during which they produce economic benefit. The period of greatest economic benefit is considered to correspond to each asset's primary Lease term. Accordingly, the Trust depreciates the difference between the cost of each asset and its estimated end-of-primary lease residual value over the primary lease term. To the extent that an asset is leased beyond its primary Lease term, the Trust continues to depreciate the then remaining net book value over the asset's then remaining economic life. Using this methodology, the Managing Trustee expects that the periodic reductions in net book value, resulting from depreciation, will be consistent with corresponding reductions in fair market value, resulting from normal wear and tear, age and obsolescence. However, the Managing Trustee periodically evaluates the net carrying value of the Trust's assets to determine whether it exceeds estimated net realizable value. In accordance with FAS No. 121, adjustments to reduce the net carrying value of assets to estimated fair market value are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. In the judgment of the Managing Trustee, the current fair market value of the Trust's assets is not representative of net realizable value, which is greater than fair market value as it gives consideration to the aggregate undiscounted future cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's assets.

    The Managing Trustee considered the foregoing factors, in particular the reported secondary market sales prices of Class A Interests, and established a Purchase Price of $10.75 per Class A Interest for the Offer. The Managing Trustee believes that the Purchase Price is somewhat in excess of the price available to Class A Beneficiaries in a secondary market and should enable the Trust to accomplish the objectives of the Class B Offering in permitting the Class A Beneficiaries desiring to do so to liquidate their investment in the Trust while increasing future distributions to the Class A Beneficiaries who determine not to tender their Class A Interests.

    NO INDEPENDENT PERSON HAS BEEN RETAINED TO EVALUATE OR RENDER ANY OPINION WITH RESPECT TO THE FAIRNESS OF THE PURCHASE PRICE AND NO REPRESENTATION IS MADE BY THE TRUST OR ANY AFFILIATE OF THE TRUST AS TO SUCH FAIRNESS. THE TRUST DID NOT ATTEMPT TO OBTAIN CURRENT INDEPENDENT VALUATIONS OR APPRAISALS OF THE EQUIPMENT AND OTHER ASSETS OWNED BY THE TRUST. OTHER MEASURES OF THE VALUE OF THE CLASS A INTERESTS MAY BE RELEVANT TO CLASS A BENEFICIARIES AND CLASS A BENEFICIARIES SHOULD DETERMINE FOR THEMSELVES WHETHER THE METHOD EMPLOYED BY THE TRUST, AND THE UNDERLYING ASSUMPTIONS, ARE REASONABLE. CLASS A BENEFICIARIES ARE URGED TO CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED HEREIN AND CONSULT WITH THEIR OWN ADVISORS, TAX, FINANCIAL OR OTHERWISE, IN EVALUATING THE TERMS OF THE OFFER BEFORE DECIDING WHETHER TO TENDER CLASS A INTERESTS.

    Section 13. Conditions of the Offer. Notwithstanding any other term of the Offer, the Trust shall not be required to accept for payment or to pay for any Class A Interests tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Trust shall not be required to accept for payment or pay for any Class A Interests not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Class A Interests if, at any time on or after the date of the Offer and before the acceptance of such Class A Interests for payment or the payment therefor, any of the following conditions exists:

    (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Class A Interests by the Trust,
(ii) causes any material diminution of the benefits to be derived by the Trust as a result of the transactions contemplated by the Offer, or (iii) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Trust;

    (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;

    (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Trust, which, in the sole judgment of the Trust, is or may be materially adverse to the Trust, including without limitation any adverse developments with respect to any lease of Trust equipment, or the Trust shall have become aware of any fact that, in the sole judgment of the Trust, does or may have a material adverse effect on the value of the Class A Interests;

    (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (e) a tender or exchange offer for some or all of the Class A Interests is made by another person; or

    (f) it shall have been publicly disclosed or the Trust shall have otherwise learned that (i) more than ten percent of the outstanding Class A Interests have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Section 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Class A Interests beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Class A Interests.

    The foregoing conditions are for the sole benefit of the Trust and may be asserted by the Trust regardless of the circumstances giving rise to such conditions or may be waived by the Trust in whole or in part at any time and from time to time in its sole discretion. Any determination by the Trust concerning the events described above will be final and binding upon all parties.

    The Trust will purchase the Class A Interests tendered in accordance with the Offer if, in the exercise of its reasonable judgment, it determines that the conditions to the Offer have been satisfied.

    Section 14. Certain Legal Matters.

    GENERAL. Except as set forth in this Section 14, the Trust is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Class A Interests by the Trust pursuant to the Offer. Should any such approval or other action be required, it is the Trust's present intention that such additional approval or action would be sought. While there is no present intention to delay the purchase of Class A Interests tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Trust's business, or that certain parts of the Trust's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Trust to elect to terminate the Offer without purchasing Class A Interests thereunder. The Trust's obligation to purchase and pay for Class A Interests is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 14.

    PENDING LAWSUIT. On June 24, 1997, Leonard Rosenblum, J/B Investment Partners, Small and Rebecca Barmack, Partners, and Barbara Hall (collectively, the "Plaintiffs") commenced a derivative action in the Suffolk Superior Court of the Commonwealth of Massachusetts against Equis Financial Group Limited Partnership ("Equis" or "EFG") and a number of its Affiliates, including the Managing Trustee of the Trust, Gary D. Engle and Geoffrey A. MacDonald as defendants (the "Defendants") and a number of investment programs, including the Trust, sponsored by Equis as nominal defendants (the "Nominal Defendants").

    The Plaintiffs asserted claims on behalf of the Nominal Defendants for common law fraud, breach of contract, breach of fiduciary duty and/or aiding or abetting the breach of fiduciary duty owed to the Nominal Defendants against the various managing general partners and the managing trustee of the investment programs, including the Trust, and other entities and individuals (collectively, the "Managing Defendants") that allegedly exercise control over the Nominal Defendants.

    The Plaintiffs allege, among other things, that the Managing Defendants have exploited and are continuing to exploit the fiduciary positions through which they control the Nominal Defendants for improper purposes by causing them to enter into numerous transactions that are ultra vires and/or lack valid business purposes which have resulted in the misappropriation and waste of the Nominal Defendants' assets in order to further the Managing Defendants' financial interests and to entrench them in their positions of control over the Nominal Defendants. The Plaintiffs assert as an example of this conduct the causing of the Trust to issue the Class B Interests and the efforts of the Managing Defendants to sell the Class B Interests upon one-sided terms and conditions that are designed to ensure that certain Managing Defendants are able to acquire voting control over the Trust. Among other things, the Plaintiffs requested that Managing Defendants be required to make restitution to the Trust and the other Nominal Defendants.

    The Managing Defendants believe that the lawsuit is without merit and intend to defend vigorously against the lawsuit.

    ANTITRUST. The Trust does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Class A Interests contemplated by the Offer.

    MARGIN REQUIREMENTS. The Class A Interests are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

    STATE TAKEOVER LAWS. Certain states, including the State of Delaware where the Trust has been organized and the Commonwealth of Massachusetts where the Trust is located, have adopted so-called "anti-takeover laws and regulations" which purport, to varying degrees, to apply to attempts to acquire securities of entities which are organized in such states or which have assets, security holders, principal executive offices or a principal place of business therein. The Trust believes that such anti-takeover laws do not apply to the Offer. If any state anti-takeover statute is applicable to the Offer, the Trust might be unable to accept for payment or purchase Class A Interests tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Trust may not be obligated to accept for purchase or pay for any Class A Interests tendered.

    Section 15. Certain Fees and Expenses. Except as set forth in this
Section 15, the Trust will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Class A Interests pursuant to the Offer. The Trust has retained Corporate Investor Communications, Inc. to act as Information Agent and Trust Company of America to act as Depositary. The Trust will pay the Information Agent and the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Further, the Trust reserves the right to retain a broker/dealer registered to do business in various states to the extent that the Trust determines that utilization of such broker/dealer would be appropriate in connection with the Offer. In the event that any broker/dealer is so retained, the Trust will pay all of its fees and expenses. The Trust will also pay all costs and expenses of printing and mailing the Offer.

    Section 16. Miscellaneous. The Trust is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Trust becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Trust will make a good faith effort to comply with any such law. If, after such good faith effort, the Trust cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Class A Interests residing in such jurisdiction.

    No person has been authorized to give any information or to make any representation on behalf of the Trust not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    The Trust has filed with the Commission a Schedule 13E-4 pursuant to Rule 13e-4 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 13E-4 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 hereof (except that they will not be available at the regional offices of the Commission).

                                            AFG INVESTMENT TRUST C

August 7, 1997

    Facsimile copies of the Letters of Transmittal, properly completed and duly executed will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each Class A Beneficiary or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at his address set forth below:

                         The Depositary for this Offer is:

                            TRUST COMPANY OF AMERICA

                                By First Class Mail:

                              Trust Company of America

                                  c/o Gemisys Corp.

                              7103 South Revere Parkway

                               Englewood, Colorado 80112

                               Attn: AFG Investment Trust C

                               By Facsimile: (800) 387-7365

                           Confirm by Telephone: (800) 387-7391

                          The Information Agent for the Offer is:

                          CORPORATE INVESTOR COMMUNICATIONS, INC.

                                    111 Commerce Road

                                 Carlstadt, NJ 07072-2586

                                Telephone: (800) 631-0988

    Questions and requests for assistance may be directed to Corporate Investor Communications, Inc. at the address and telephone number listed above. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from Corporate Investors Communications, Inc. as set forth above and will be furnished promptly at the Trust's expense.

                                 FINANCIAL STATEMENTS

                                AFG INVESTMENT TRUST C

                           INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
FINANCIAL STATEMENTS:
Statement of Financial Position at March 31, 1997 and December 31, 1996....................................        F-2
Statement of Operations for the three months ended March 31, 1997 and 1996.................................        F-3
Statement of Cash Flows for the three months ended March 31, 1997 and 1996.................................        F-4
Notes to the Financial Statements..........................................................................        F-5
Report of Independent Auditors.............................................................................       F-10
Statement of Financial Position at December 31, 1996 and 1995..............................................       F-11
Statement of Operations for the years ended December 31, 1996, 1995 and 1994...............................       F-12
Statement of Changes in Participants' Capital for the years ended December 31, 1996, 1995 and 1994.........       F-13
Statement of Cash Flows for the years ended December 31, 1996, 1995 and 1994...............................       F-14
Notes to the Financial Statements..........................................................................       F-15

                                AFG INVESTMENT TRUST C

                            STATEMENT OF FINANCIAL POSITION

                          March 31, 1997 and December 31, 1996

                                       (Unaudited)

                                                                                       MARCH 31,    DECEMBER 31,
                                                                                         1997           1996
                                                                                     -------------  -------------
ASSETS
Cash and cash equivalents..........................................................  $  16,385,269  $  10,634,493
Rents receivable...................................................................      1,991,399      2,139,372
Accounts receivable-affiliate......................................................        603,242      6,484,537
Equipment at cost, net of accumulated depreciation of $46,069,890 and $43,782,922
  at March 31, 1997 and December 31, 1996, respectively............................     33,529,703     35,868,028
Organization costs, net of accumulated amortization of $4,333 and $4,083 at March
  31, 1997 and December 31, 1996, respectively.....................................            667            917
                                                                                     -------------  -------------
    Total assets...................................................................  $  52,510,280  $  55,127,347
                                                                                     -------------  -------------
                                                                                     -------------  -------------
LIABILITIES AND PARTICIPANTS' CAPITAL
Notes payable......................................................................  $  16,971,977  $  19,084,751
Accrued interest...................................................................        256,011        188,983
Accrued liabilities................................................................         18,750         23,985
Accrued liabilities-affiliate......................................................        131,777        264,123
Deferred rental income.............................................................        331,888        209,535
Cash distributions payable to participants.........................................        302,484        302,484
                                                                                     -------------  -------------
    Total liabilities..............................................................     18,012,887     20,073,861
                                                                                     -------------  -------------
Participants' capital (deficit):
  Managing Trustee.................................................................       (109,088)      (103,527)
  Special Beneficiary..............................................................       (907,226)      (861,348)
  Beneficiary Interests (2,011,014 Interests; initial purchase price of $25 each)..     35,513,707     36,018,361
                                                                                     -------------  -------------
    Total participants' capital....................................................     34,497,393     35,053,486
                                                                                     -------------  -------------
    Total liabilities and participants' capital....................................  $  52,510,280  $  55,127,347
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                            AFG INVESTMENT TRUST C

                            STATEMENT OF OPERATIONS

               for the three months ended March 31, 1997 and 1996

                                 (Unaudited)

                                                                                            1997          1996
                                                                                        ------------  ------------
Income:
Lease revenue.........................................................................  $  3,994,410  $  5,465,302
Interest income.......................................................................       197,831         8,693
Gain (loss) on sale of equipment......................................................        34,537      (442,120)
                                                                                        ------------  ------------
    Total income......................................................................     4,226,778     5,031,875
                                                                                        ------------  ------------
Expenses:
  Depreciation and amortization.......................................................     3,265,846     3,999,259
  Interest expense....................................................................       310,922       465,462
  Equipment management fees-affiliate.................................................       169,391       217,598
  Operating expenses-affiliate........................................................       129,264        34,457
                                                                                        ------------  ------------
     Total expenses...................................................................     3,875,423     4,716,776
                                                                                        ------------  ------------
Net income............................................................................  $    351,355  $    315,099
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Net income per Beneficiary Interest...................................................  $       0.16  $       0.14
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Cash distributions declared per Beneficiary Interest..................................  $       0.41  $       0.32
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                               AFG INVESTMENT TRUST C

                               STATEMENT OF CASH FLOWS

               for the three months ended March 31, 1997 and 1996

                                     (Unaudited)

                                                                                           1997          1996
                                                                                       -------------  -----------
Cash flows from (used in) operating activities:
Net income...........................................................................  $     351,355  $   315,099
Adjustments to reconcile net income to net cash from operating activities:
  Depreciation and amortization......................................................      3,265,846    3,999,259
  (Gain) loss on sale of equipment...................................................        (34,537)     442,120
Changes in assets and liabilities
  Decrease (increase) in:
    rents receivable.................................................................        147,973      502,578
    accounts receivable-affiliate....................................................      5,881,295     (276,386)
  Increase (decrease) in:
    accrued interest.................................................................         67,028      (61,256)
    accrued liabilities..............................................................         (5,235)        (250)
    accrued liabilities-affiliate....................................................       (132,346)      74,213
    deferred rental income...........................................................        122,353      (60,090)
                                                                                       -------------  -----------
     Net cash from operating activities..............................................      9,663,732    4,935,287
                                                                                       -------------  -----------
Cash flows from (used in) investing activities:
Purchase of equipment................................................................     (1,054,800)  (1,239,741)
Proceeds from equipment sales........................................................        162,066    4,066,199
                                                                                       -------------  -----------
Net cash from (used in) investing activities.........................................       (892,734)   2,826,458
                                                                                       -------------  -----------
Cash flows from (used in) financing activities:
Proceeds from notes payable..........................................................       --            997,888
Principal payments-notes payable.....................................................     (2,112,774)  (4,322,067)
Distributions paid...................................................................       (907,448)    (698,038)
                                                                                       -------------  -----------
Net cash used in financing activities................................................     (3,020,222)  (4,022,217)
                                                                                       -------------  -----------
Net increase in cash and cash equivalents............................................      5,750,776    3,739,528
Cash and cash equivalents at beginning of period.....................................     10,634,493      279,116
                                                                                       -------------  -----------
Cash and cash equivalents at end of period...........................................  $  16,385,269  $ 4,018,644
                                                                                       -------------  -----------
                                                                                       -------------  -----------
Supplemental disclosure of cash flow information:
Cash paid during the period for interest.............................................  $     243,894  $   526,718
                                                                                       -------------  -----------
                                                                                       -------------  -----------

   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST C

                       NOTES ON THE FINANCIAL STATEMENTS

                                 MARCH 31, 1997

                                    UNAUDITED

NOTE 1-BASIS OF PRESENTATION

    The financial statements presented herein are prepared in conformity with generally accepted accounting principles and the instructions for preparing Form 10-Q under Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and are unaudited. As such, these financial statements do not include all information and footnote disclosures required under generally accepted accounting principles for complete financial statements and, accordingly, the accompanying financial statements should be read in conjunction with the footnotes presented in the 1996 Annual Report. Except as disclosed herein, there has been no material change to the information presented in the footnotes to the 1996 Annual Report.

    In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary to present fairly the financial position at March 31, 1997 and December 31, 1996 and results of operations for the three month periods ended March 31, 1997 and 1996 have been made and are reflected.

NOTE 2-CASH

    At March 31, 1997, the Trust had $16,255,00 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities. Approximately $14,000,000 of the Trust's cash is expected to be used to acquire reinvestment equipment in 1997.

NOTE 3-REVENUE RECOGNITION

    Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. Rents from Reno Air, Inc. ("Reno Air"), as provided for in the lease agreement, are adjusted monthly for changes in the London Inter-Bank Offered Rate ("LIBOR"). Future rents from Reno Air, included below, reflect the most recent LIBOR effected rental payment. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred.

    Future minimum rents of $20,401,275 are due as follows:

     For the year ending March 31,
        1998...........................................................  $12,957,033
        1999...........................................................   4,970,863
        2000...........................................................   1,660,158
        2001...........................................................     534,131
        2002...........................................................     159,480
        Thereafter.....................................................     119,610
                                                                         ----------
            Total......................................................  $20,401,275
                                                                         ----------
                                                                         ----------

                             AFG INVESTMENT TRUST C

                       NOTES ON THE FINANCIAL STATEMENTS

NOTE 4-EQUIPMENT

    The following is a summary of equipment owned by the Trust at March 31, 1997. In the opinion of Equis Financial Group ("EFG"), (formerly American Finance Group), the acquisition cost of the equipment did not exceed its fair market value.

                                                                                    REMAINING LEASE     EQUIPMENT
EQUIPMENT TYPE                                                                       TERM (MONTHS)       AT COST
--------------                                                                     -----------------  -------------
Aircraft.........................................................................          45-78      $  16,504,999
Computers & peripherals..........................................................           9-69         12,884,572
Retail store fixtures............................................................          33-57         11,117,511
Locomotives......................................................................          33-81          9,438,818
Materials handling...............................................................           9-81          8,993,077
Construction & mining............................................................          33-69          8,149,933
Manufacturing....................................................................          57-69          3,815,155
Commercial printing..............................................................             63          3,542,761
Communications...................................................................          27-37          2,004,394
Research & test..................................................................          33-57          1,667,223
Tractors and heavy duty trucks...................................................          24-57            714,107
Trailers/intermodal containers...................................................          48-57            342,029
Furniture & fixtures.............................................................             57            239,785
Photocopying.....................................................................          33-57            118,652
Energy systems...................................................................             33             63,900
Medical..........................................................................             33              2,206
Miscellaneous....................................................................             33                471
                                                                                                      -------------
Total equipment cost.............................................................                        79,599,593
Accumulated depreciation.........................................................                       (46,069,890)
                                                                                                      -------------
Equipment, net of accumulated depreciation.......................................                     $  33,529,703
                                                                                                      -------------
                                                                                                      -------------

    At March 31, 1997, the Trust's equipment portfolio included equipment having a proportionate original cost of $28,589,094, representing approximately 36% of total equipment cost.

    At March 31, 1997, the cost and net book value of equipment held for sale or re-lease was approximately $740,000 and $307,000, respectively. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease.

NOTE 5-RELATED PARTY TRANSACTIONS

    All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three month periods ended March 31, 1997 and 1996, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                                                                               1997        1996
                                                                                            ----------  ----------
Equipment acquisition fees................................................................  $   30,722  $   36,109
Equipment management fees.................................................................     169,391     217,598
Administrative charges....................................................................      14,346       5,250
Reimbursable operating expenses due to third parties......................................     114,918      29,207
                                                                                            ----------  ----------
    Total.................................................................................  $  329,377  $  288,164
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At March 31, 1997, the Trust was owed $603,242 by EFG for such funds, and the interest thereon. These funds were remitted to the Trust in April 1997.

NOTE 6-NOTES PAYABLE

    Notes payable at March 31, 1997 consisted of installment notes of $16,971,977 payable to banks and institutional lenders. The notes bear interest rates ranging between 5.1% and 11.25%, except for one note which bears a fluctuating interest rate based on LIBOR plus a margin (5.7% at March 31, 1997). All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has balloon payment obligations of $282,421 and $2,867,081 at the expiration of the primary lease terms related to the Reno Air aircraft and certain rail equipment, respectively. The carrying amount of notes payable approximates fair value at March 31, 1997.

    The annual maturities of the notes payable are as follows:

    For the year ending March 31,
            1998...............................................  $8,656,334
            1999...............................................   3,364,530
            2000...............................................   1,136,917
            2001...............................................   3,323,658
            2002...............................................     130,639
            Thereafter.........................................     359,899
                                                                 ----------
                   Total.......................................  $16,971,977
                                                                 ----------
                                                                 ----------

NOTE 7-LEGAL PROCEEDINGS

    On July 27, 1995, EFG, on behalf of the Trust and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Trust, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging a further default by National Steel under the MLA and EFG recently filed a Summary Judgment on all claims and counterclaims. The matter remains pending before the Court. The Trust has not experienced any material losses as a result of this action.

NOTE 8-SOLICITATION AND REGISTRATION STATEMENTS

    On October 26, 1996, the Managing Trustee, on behalf of the Trust, filed a Solicitation Statement with the Securities and Exchange Commission which was subsequently sent to the Beneficiaries pursuant to Regulation 14A of Section 14 of the Securities Exchange Act. The Solicitation Statement sought to solicit the consent of the Beneficiaries to a proposed amendment ("the Amendment") to the Amended and Restated Declaration of Trust (the "Trust Agreement").

    The Amendment would (i) amend the provisions of the Trust Agreement governing the redemption of Interests to permit the Trust to offer to redeem outstanding interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee may determine from time to time, in accordance with applicable law; and (ii) add a provision to the Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee may fix. Such a security, if it were to be offered and sold, would provide the Trust with the funds to (a) implement more expansive Interest redemption opportunities for Beneficiaries without using Trust funds which may otherwise be available for current cash distributions; and (b) make a special one-time distribution to the Beneficiaries.

    Pursuant to the Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than fifty percent in the aggregate of the Interests held by all Beneficiaries. A majority of Beneficiary Interests, representing 1,215,771 or 60.5% of all Beneficiary Interests, voted in favor of the Amendment; 174,315 or 8.7% of all Beneficiary Interests voted against the Amendment; and 49,787 or 2.5% of all Beneficiary Interests abstained. Approximately 72% of all Beneficiary Interests participated in the vote. Accordingly, the Amendment was adopted.

    On February 12, 1997, the Trust filed a Registration Statement on Form S-1 (which was amended on April 11, 1997 and May 9, 1997) with the Securities and Exchange Commission which covers, among other things, the creation and sale of a new class of beneficiary interests in the Trust (the "Class B Interests"). A portion of the proceeds from the offering of the Class B Interests would be used to make a one-time special cash distribution to existing Beneficiaries (the "Class A Beneficiaries") of the Trust and to enable the Trust to redeem a portion of the existing Beneficiary Interests (the "Class A Interests"). The characteristics of the Class B Interests, associated risk factors, and other matters of importance to the Beneficiaries and prospective purchasers of the Class B Interests are contained in the Registration Statement.

                         REPORT OF INDEPENDENT AUDITORS

To the Participants of AFG Investment Trust C:

    We have audited the accompanying statements of financial position of AFG Investment Trust C as of December 31, 1996 and 1995, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust C at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                               ERNST & YOUNG LLP

Boston, Massachusetts
March 14, 1997

                             AFG INVESTMENT TRUST C

                        STATEMENT OF FINANCIAL POSITION

                           December 31, 1996 and 1995

                                                           1996               1995
                                                      --------------    -------------
ASSETS
Cash and cash equivalents...........................  $10,634,493       $     279,116
Rents receivable....................................    2,139,372           2,949,192
Accounts receivable-affiliate.......................    6,484,537             101,258
Equipment at cost, net of accumulated depreciation
  of $43,782,922 and $33,214,195 at December 31,
  1996 and 1995, respectively.......................   35,868,028           65,137,539
Organization costs, net of accumulated amortization
  of $4,083 and $3,083 at December 31, 1996 and
  1995, respectively................................          917                1,917
                                                      -------------       ------------
       Total assets.................................  $ 55,127,347       $  68,469,022
                                                      -------------       ------------
                                                      -------------       ------------
LIABILITIES AND PARTICIPANTS' CAPITAL
Notes payable.......................................  $19,084,751        $  29,517,713
Accrued interest....................................      188,983              354,297
Accrued liabilities.................................       23,985               20,000
Accrued liabilities-affiliate.......................      264,123                   --
Deferred rental income..............................      209,535              305,117
Cash distributions payable to participants..........      302,484              232,679
                                                     -------------        ------------
    Total liabilities...............................   20,073,861           30,429,806
                                                     -------------        ------------
                                                     -------------        ------------
Participants' capital (deficit):
Managing Trustee....................................     (103,527)             (73,669)
Special Beneficiary.................................     (861,348)            (615,026)
Beneficiary Interests (2,011,014 Interests; initial
  purchase price of $25 each).......................    36,018,361           38,727,911
                                                     -------------         ------------
    Total participants' capital.....................    35,053,486           38,039,216
                                                     -------------         ------------
    Total liabilities and participants' capital.....   $55,127,347        $  68,469,022
                                                     -------------         ------------
                                                     -------------         ------------

   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST C

                            STATEMENT OF OPERATIONS

                   for the years ended December 31, 1996 1995 and 1994

                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
Income:
  Lease revenue.....................................................  $  27,695,097  $  21,605,260  $  19,732,736
  Interest income...................................................        318,618        158,939        142,747
  Other income......................................................        228,700       --             --
  Gain (loss) on sale of equipment..................................     (7,371,871)      (185,044)       427,107
                                                                      -------------  -------------  -------------
    Total income....................................................     20,870,544     21,579,155     20,302,590
                                                                      -------------  -------------  -------------
Expenses:
  Depreciation and amortization.....................................     15,219,989     14,488,719     13,231,942
  Write-down of equipment...........................................      2,400,000        880,717       --
  Interest expense..................................................      1,775,651      2,262,128      2,491,390
  Interest expense-affiliate........................................       --                1,063         85,967
  Equipment management fees-affiliate...............................        962,622        838,282        725,439
  Operating expenses-affiliate......................................        426,646        191,786        200,894
                                                                      -------------  -------------  -------------
    Total expenses..................................................     20,784,908     18,662,695     16,735,632
                                                                      -------------  -------------  -------------
Net income..........................................................  $      85,636  $   2,916,460  $   3,566,958
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Net income per Beneficiary Interest.................................  $        0.04  $        1.32  $        1.61
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Cash distributions declared per Beneficiary Interest................  $        1.39  $        2.10  $        2.52
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST C

                 STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL

              for the years ended December 31, 1996, 1995 and 1994

                                              MANAGING      SPECIAL
                                               TRUSTEE    BENEFICIARY                BENEFICIARIES
                                               AMOUNT       AMOUNT      INTERESTS       AMOUNT          TOTAL
                                             -----------  -----------  ------------  -------------  -------------
Balance at December 31, 1993...............  $   (36,125) $  (305,282) $  2,011,014  $  42,135,094  $  41,793,687
Net income-1994............................       35,670      294,274       --           3,237,014      3,566,958
Cash distributions declared................      (55,843)    (460,705)      --          (5,067,755)    (5,584,303)
                                             -----------  -----------  ------------  -------------  -------------
Balance at December 31, 1994...............      (56,298)    (471,713)    2,011,014     40,304,353     39,776,342
Net income-1995............................       29,165      240,608       --           2,646,687      2,916,460
Cash distributions declared................      (46,536)    (383,921)      --          (4,223,129)    (4,653,586)
                                             -----------  -----------  ------------  -------------  -------------
Balance at December 31, 1995...............      (73,669)    (615,026)    2,011,014     38,727,911     38,039,216
Net income-1996............................          856        7,065       --              77,715         85,636
Cash distributions declared................      (30,714)    (253,387)      --          (2,787,265)    (3,071,366)
                                             -----------  -----------  ------------  -------------  -------------
Balance at December 31, 1996...............  $  (103,527) $  (861,348)    2,011,014  $  36,018,361  $  35,053,486
                                             -----------  -----------  ------------  -------------  -------------
                                             -----------  -----------  ------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST C

                            STATEMENT OF CASH FLOWS

             for the years ended December 31, 1996, 1995 and 1994

                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
Cash flows from (used in) operating activities:
  Net income.........................................................  $      85,636  $   2,916,460  $   3,566,958
Adjustments to reconcile net income to net cash from operating activities:
  Depreciation and amortization......................................     15,219,989     14,488,719     13,231,942
  Write-down of equipment............................................      2,400,000        880,717       --
  (Gain) loss on sale of equipment...................................      7,371,871        185,044       (427,107)
Changes in assets and liabilities:
  Decrease (increase) in:
    Rents receivable.................................................        809,820     (1,262,125)      (575,510)
                                                                          (6,383,279)       109,224        706,435
Increase (decrease) in:
  Accrued interest...................................................       (165,314)        64,726        (12,112)
  Accrued liabilities................................................          3,985          4,500         (4,000)
  Accrued liabilities-affiliate......................................        264,123       (129,505)        66,238
  Deferred rental income.............................................        (95,582)       (11,321)        86,761
                                                                       -------------  -------------  -------------
     Net cash from operating activities..............................     19,511,249     17,246,439     16,639,605
                                                                       -------------  -------------  -------------
Cash flows from (used in) investing activities:
  Purchase of equipment..............................................     (2,396,960)   (10,830,136)    (7,754,378)
  Proceeds from equipment sales......................................      6,675,611      4,191,845        957,493
                                                                       -------------  -------------  -------------
    Net cash from (used in) investing activities.....................      4,278,651     (6,638,291)    (6,796,885)
                                                                       -------------  -------------  -------------
Cash flows from (used in) financing activities:
  Proceeds from notes payable........................................     13,324,892      8,420,201     12,352,182
  Proceeds from notes payable-affiliate..............................       --             --               25,080
  Principal payments-notes payable...................................    (23,757,854)   (14,053,436)   (11,269,408)
  Principal payments-notes payable-affiliate.........................       --              (21,771)    (6,464,610)
  Distributions paid.................................................     (3,001,561)    (4,888,286)    (5,584,303)
                                                                       -------------  -------------  -------------
    Net cash used in financing activities............................    (13,434,523)   (10,543,292)   (10,941,059)
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents.................     10,355,377         64,856     (1,098,339)
Cash and cash equivalents at beginning of year.......................        279,116        214,260      1,312,599
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $  10,634,493  $     279,116  $     214,260
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Supplemental disclosure of cash flow information:
Cash paid during the year for interest...............................  $   1,940,965  $   2,206,320  $   2,615,188
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------


Supplemental schedule of non-cash investing and financing activities:

    During 1995, the Trust sold equipment to a lessee which assumed related ebt and interest of $308,476 and $1,988, respectively.

    During 1994, the Trust sold equipment to a third party which assumed related debt of $2,078,997.

    The accompanying notes are an integral part of these financial statements.

                            AFG INVESTMENT TRUST C

                       NOTES TO THE FINANCIAL STATEMENTS

                              DECEMBER 31, 1996

NOTE 1-ORGANIZATION AND TRUST MATTERS

    The Trust was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on August 31, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued 571,830 Beneficiary Interests to 692 investors for an aggregate purchase price of $14,295,750 on December 15, 1992, its first Interim Close. Eight subsequent Interim Closings in 1992 and 1993 resulted in the issuance by the Trust of an additional 1,439,184 Beneficiary Interests to 1,785 investors for an aggregate purchase price of $35,979,600. The Trust's Final Closing occurred on September 2, 1993. In total, the Trust has issued 2,011,014 Beneficiary Interests representing a total purchase price of $50,275,350 to 2,477 investors. The Trust's Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation and affiliate of EFG, is responsible for the general management and business affairs of the Trust. EFG is the sole Special Beneficiary of the Trust and also acts as Advisor to the Trust. As Advisor, EFG provides services in connection with the acquisition and remarketing of the Trust's assets. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Amended and Restated Declaration of Trust (the "Trust Agreement").

    Significant operations commenced coincident with the Trusts initial purchase of equipment and the associated lease commitments on December 15, 1992. Pursuant to the Trust Agreement, each distribution of Distributable Cash From Operations and Distributable Cash From Sales or Refinancings of the Trust shall be made 90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee.

    Under the terms of a Management Agreement between the Trust and EFG, management services are provided by EFG to the Trust at fees which the Managing Trustee believes to be competitive for similar services. (Also see Note 4.)

    EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Equipment Manager or Advisor to the Trust and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by AFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

    The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President
and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition
Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym to a third party (the "Buyer"). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG agreed not to compete with the Buyer's lease origination business for a period of five years; however, EFG is permitted to originate certain equipment leases, principally those involving non-investment grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale agreements specifically reserved to EFG the rights to continue using the name American Finance Group and its acronym in connection with the Trust and the Other Investment Programs and to continue managing all assets owned by the Trust and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS

    The Trust considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Trust. The securities underlying the agreements are book entry securities. At December 31, 1996, the Trust had $10,530,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities. Approximately $15,000,000 of the Trust's working capital at December 31, 1996, including approximately $10,000,000 of cash, is expected to be used to acquire reinvestment equipment in 1997.

REVENUE RECOGNITION

    Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $23,789,705 are due as follows:

    For the year ending December 31,
            1997.........................................  $13,946,677
            1998.........................................    6,590,290
            1999.........................................    2,069,250
            2000.........................................      864,528
            2001.........................................      159,480
            Thereafter...................................      159,480
                                                            ----------
                   Total.................................  $23,789,705
                                                            ----------
                                                            ----------

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1996, 1995 and 1994 is as follows:

                              1996                  1995               1994
                           ----------            ----------         ----------
Stena Bulk AB              $9,742,697            $2,651,992         $2,761,056


    In 1996, the Trust realized early termination proceeds of $7,304,730 related to the sale of the Stena vessel to the existing lessee. Refer to Note 3 to the financial statements for further discussion of this transaction.

    During March 1996, the Trust acquired an 8.86% proportionate ownership interest in an MD-87 jet aircraft leased by Reno Air, Inc. (the "Reno Aircraft")-See Note 3 herein. The Trust will receive approximately $159,000 of rental revenue in each of the years in the period ending December 31, 2002. Rents from the Reno Aircraft, as provided for in the lease agreement, are adjusted monthly for changes of the London Inter-Bank Offered Rate ("LIBOR"). Future rents from the Reno Aircraft included above reflect the most recent LIBOR effected rental payment.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT ON LEASE

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment cost represents Asset Base Price plus acquisition fees and was determined in accordance with the Trust Agreement and certain regulatory guidelines. Asset Base Price is affected by the relationship of the seller to the Trust as summarized herein. Where the seller of the equipment was EFG or an Affiliate, Asset Base Price was the lower of (i) the actual price paid for the equipment by EFG or the Affiliate plus all actual costs accrued by EFG or the Affiliate while carrying the equipment less the amount of all primary term rents earned by EFG or the Affiliate prior to selling the equipment or
(ii) fair market value as determined by the Managing Trustee in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, Asset Base Price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the Managing Trustee. Where the seller of the equipment was a third party who also manufactured the equipment, Asset Base Price was the manufacturer's invoice price, net of any manufacturer rebates or incentives, which price was considered to be representative of fair market value.

DEPRECIATION AND AMORTIZATION

    The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft and vessels, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. In accordance with FAS No. 121, adjustments to reduce the net carrying value of equipment to estimated fair market value are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Trust and which will maximize total cash returns for each asset.

    Organization costs are amortized using the straight-line method over a period of five years.

ACCRUED LIABILITIES-AFFILIATE

    Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges are reported as Accrued
Liabilities-Affiliate. (See Note 4.)

ALLOCATION OF PROFITS AND LOSSES

    For financial statement purposes, net income or loss is allocated to each Participant according to their respective ownership percentages (90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee). See Note 6 concerning allocation of income or loss for income tax purposes.

NET INCOME AND CASH DISTRIBUTIONS PER BENEFICIARY INTEREST

    Net income and cash distributions per Beneficiary Interest are based on 2,011,014 Beneficiary Interests outstanding during each of the three years in the period ended December 31, 1996 and computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

PROVISION FOR INCOME TAXES

    No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Trust adopted Statement 121 in the first quarter of 1996. The adoption of Statement 121 did not have a material effect on the financial statements of the Trust.

NOTE 3-EQUIPMENT

    The following is a summary of equipment owned by the Trust at December 31, 1996. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1996 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                           REMAINING
                                             LEASE
                                             TERM
EQUIPMENT TYPE                             (MONTHS)     EQUIPMENT AT COST                 LOCATION
--------------                           -------------  -----------------  ---------------------------------------
Aircraft...............................          12-73   $   16,504,999    IL/NV/WA/Foreign
                                                                           AL/CA/CO/FL/GA/IL/IN/NC/
Computers and peripherals..............           1-36       13,929,873    NM/NY/OH/OK/PA/SC/TN/TX/UT/VA/WI/WV
Retail store fixtures..................           1-33       11,133,408    CO/FL/GA/LA/NM/TX
Locomotives............................          21-43        9,438,818    CA/IL
Construction and mining................           1-48        8,149,933    FL/GA/IL/IN/MI/NV/SC/VA
Materials handling.....................           1-43        7,983,236    AR/AZ/CA/CO/FL/GA/IL/IN/IA/
                                                                           KS/KYMA/MI/MN/MS/NC/NJ/NY/OH/OK/
                                                                           OR/PA/SC/TN/TX/VA/WIWV/Foreign
Manufacturing..........................          24-36        3,815,155    CA/MI
Commercial printing....................             12        3,542,761    GA
Communications.........................          12-17        2,004,394    FL/LA/OH
Research and test......................          18-22        1,667,223    CA/FL/IL/MI/MO/NC/NJ/NY/OH/PA/TN/TX/UT
Tractors and heavy duty trucks.........           3-22          714,107    IL/GA/KY/LA/MD/MI/NJ/OH/TX
Trailers/intermodal containers.........          16-18          342,029    KY/FL
Furniture and fixtures.................          10-20          239,785    NY/PA
Photocopying...........................           1-18          118,652    CT
Energy systems.........................              1           63,900    CA
Medical................................             20            2,206    WI
Miscellaneous..........................             21              471    NY
     Total equipment cost..............                      79,650,950
                                                           ------------
     Accumulated depreciation..........                     (43,782,922)
                                                           ------------
     Equipment, net of accumulated
       depreciation....................                    $ 35,868,028
                                                           ------------
                                                           ------------

    In December 1996, the Trust sold its ownership interest in a vessel with a cost and net book value of $13,014,544 and $9,075,095, respectively. In connection with this sale, the Trust realized early termination proceeds of $7,304,730 and sale proceeds of $2,265,436 which resulted in a net loss, for financial statement purposes, of $6,809,659. This equipment was sold prior to the expiration of the related lease term. The Trust intends to reinvest these proceeds, net of associated debt, in other equipment in 1997.

    On February 5, 1996, the Trust concluded the sale of its interest in a Boeing 747-SP to the lessee, United Air Lines, Inc., ("United"). The Trust recognized a net loss of $1,313,122 in connection with this transaction, of which $880,717 was recognized as Write-Down of Equipment in 1995. The remainder of $432,405 was recognized as a loss on sale of equipment on the accompanying financial statements for the year ended December 31, 1996. In addition to lease rents, the Trust received net sale proceeds of $4,048,779 from United for the aircraft. The Trust plans to have completed the reinvestment all of such proceeds in other equipment by December 31, 1997. In March 1996, the Trust acquired an 8.86% ownership interest in a replacement aircraft (the "Reno Aircraft"), pursuant to the reinvestment provisions of the Trust's prospectus, at a cost of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained leveraging of $997,888 from a third-party lender and utilized cash proceeds of $241,853 from the sale of the United Aircraft. Additional cash proceeds of $257,219 were utilized in August 1996, to acquire certain construction and mining equipment. The
Managing Trustee intends to reinvest the remaining proceeds from the sale of the United Aircraft in other equipment in 1997.

    In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1996, the Trust's equipment portfolio included equipment having a proportionate original cost of $28,589,094, representing approximately 36% of total equipment cost.

    Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $55,200,000 and a net book value of approximately $26,843,000 at December 31, 1996. (See Note 5.)

    Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

    As equipment is sold to third parties, or otherwise disposed of, the Trust will recognize a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1996, the Trust held equipment for sale or re-lease with a cost and net book value of approximately $996,000 and $239,000, respectively. The Managing Trustee is actively seeking the sale of re-lease of all equipment not on lease.

    The Trust recorded a write-down of the carrying value of its interest in an aircraft, representing an impairment, during the year ended December 31, 1996. The resulting charge, $2,400,000 ($1.08 per Beneficiary Interest) in 1996 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Trust's interest in the aircraft.

NOTE 4-RELATED PARTY TRANSACTIONS

    All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1996, 1995 and 1994, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
Equipment acquisition fees..............................................  $     69,712  $    242,898  $    100,889
Equipment management fees...............................................       962,622       838,282       725,439
Administrative charges..................................................        57,379        21,000        12,000
Reimbursable operating expenses due to third parties....................       369,267       170,786       188,894
Interest on notes payable-affiliate.....................................       --              1,063        85,967
                                                                          ------------  ------------  ------------
  Total.................................................................  $  1,458,980  $  1,274,029  $  1,113,189
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to .28% of Equipment Base Price paid by the Trust. For acquisition services resulting from reinvestment, EFG is compensated by an amount equal to 3% of Equipment Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust or (ii) fees which the Managing Trustee reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Trust Agreement. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Trust Agreement, for persons employed by EFG who are engaged in providing administrative services to the Trust. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Trust which are reimbursed to EFG.

    All equipment was purchased from EFG, one of its Affiliates or directly from third-party sellers. The Trust's Purchase Price is determined by the method described in Note 2, Equipment on Lease.

    All rents and proceeds from the sale of equipment are paid by the lessee directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1996, the Trust was owed $2,637,639 by EFG for such funds and the interest thereon. This balance includes equipment sale proceeds of approximately $2,265,000 which relate to the sale of certain vessel equipment in December 1996. Debt proceeds of $3,846,898, which relate to the leveraging of certain rail equipment in the Trust's portfolio, were deposited into the escrow account on December 31, 1996. These funds were remitted to the Trust in January 1997.

NOTE 5-NOTES PAYABLE

    Notes payable at December 31, 1996 consisted of installment notes of $19,084,751 payable to banks and institutional lenders. The notes bear interest rates ranging between 5.1% and 11.25%, except for one note which bears a fluctuating interest rate based on LIBOR plus a margin (5.5% at December 31, 1996). All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has balloon payment obligations of $282,421 and $2,867,081 at the expiration of the primary lease terms related to the Reno Aircraft and certain rail equipment, respectively. The carrying amount of notes payable approximates fair value at December 31, 1996.

    The annual maturities of the notes payable are as follows:

    For the year ending December 31,
            1997..........................................  $ 9,456,507
            1998..........................................    4,162,699
            1999..........................................    1,443,347
            2000..........................................    3,509,220
            2001..........................................      128,106
            Thereafter....................................      384,872
                                                            -----------
                   Total..................................  $19,084,751
                                                            -----------
                                                            -----------

    The weighted average interest rate on short-term borrowings from EFG for the purchase of equipment was 10.9% and 9.10% during the years ended December 31, 1995 and 1994, respectively.

NOTE 6-INCOME TAXES

    The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

    For financial statement purposes, the Trust allocates net income or loss to each class of participant according to their respective ownership percentages (90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. Pursuant to the Trust Agreement, for income tax purposes, the Trust allocates net income, to the extent available, pro-rata to any Participant with a negative capital account balance so as to eliminate any such balance. In accordance with the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1996, the Managing Trustee had a positive tax capital account balance.

    The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996, 1995 and 1994:

                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
Net income..............................................................  $     85,636  $  2,916,460  $  3,566,958
Financial statement depreciation in excess of (less than) tax
  depreciation..........................................................     2,880,589    (1,663,092)   (6,339,977)
Write-down of equipment.................................................     2,400,000       880,717       --
Tax gain (loss) in excess of book gain (loss)...........................       (54,917)    1,001,438       437,522
Prepaid rental income...................................................       (95,582)      (11,321)       86,761
Other...................................................................        37,114       --            --
                                                                          ------------  ------------  ------------
Net income (loss) for federal income tax reporting purposes.............  $  5,252,840  $  3,124,202  $ (2,248,736)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996 and 1995:

                                                                                         1996           1995
                                                                                     -------------  -------------
Participants' capital..............................................................  $  35,053,486  $  38,039,216
Add back selling commissions and organization and offering costs...................      4,771,160      4,771,160
Financial statement distributions in excess of tax distributions...................         27,980         21,523
Cumulative difference between federal income tax and financial statement income
  (loss)...........................................................................     (7,827,602)   (12,994,806)
                                                                                     -------------  -------------
Participants' capital for federal income tax reporting purposes....................  $  32,025,024  $  29,837,093
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 7-LEGAL PROCEEDINGS

    On July 27, 1995, EFG, on behalf of the Trust and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Trust, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental

Complaint alleging further default under the MLA and the matter remains pending before the Court. The Trust has not experienced any material losses as a result of this action.

NOTE 8-SOLICITATION STATEMENT

    On October 26, 1996, the Managing Trustee, on behalf of the Trust, filed a Solicitation Statement with the Securities and Exchange Commission which was subsequently sent to the Beneficiaries pursuant to Regulation 14A of Section 14 of the Securities Exchange Act. The Solicitation Statement sought to solicit the consent of the Beneficiaries to a proposed amendment ("the Amendment") to the Trust Agreement.

    The Amendment would (i) amend the provisions of the Trust Agreement governing the redemption of Interests to permit the Trust to offer to redeem outstanding interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee may determine from time to time, in accordance with applicable law; and (ii) add a provision to the Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee may fix. Such a security, if it were to be offered and sold, would provide the Trust with the funds to (a) implement more expansive Interest redemption opportunities for Beneficiaries without using Trust funds which may otherwise be available for current cash distributions; and (b) make a special one-time distribution to the Beneficiaries.

    Pursuant to the Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than fifty percent in the aggregate of the Interests held by all Beneficiaries. A majority of Beneficiary Interests, representing 1,215,771 or 60.5% of all Beneficiary Interests, voted in favor of the Amendment; 174,315 or 8.7% of all Beneficiary Interests voted against the Amendment; and 49,787 or 2.5% of all Beneficiary Interests abstained. Approximately 72% of all Beneficiary Interests participated in the vote. Accordingly, the Amendment was adopted.

NOTE 9-SUBSEQUENT EVENT

    On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the United States Securities and Exchange Commission which covers, among other things, the creation and sale of a new class of beneficiary interest in the Trust (the "Class B Interests"). A portion of the proceeds from the offering of the Class B Interests would be used to make a one-time special cash distribution to existing Beneficiaries (the "Class A Beneficiaries") of the Trust and to enable the Trust to redeem a portion of the existing Beneficiary Interests (the "Class A Interests"). The characteristics of the Class B Interests, associated risk factors, and other matters of importance to the Beneficiaries and prospective purchasers of the Class B Interests are contained in the Registration Statement.

We agree to to inclusion in this tender offer of our report dated March 14, 1997, with respect to the 1996 financial statements of AFG Investment Trust C.

                               ERNST & YOUNG LLP

    August 7, 1997